Exhibit 10.34

LEASE AGREEMENT

EXETER 1710 AUTOMATION, LLC

Landlord

AND

QUANTUMSCAPE BATTERY, INC.

Tenant

AT

1710 Automation Parkway

San Jose, California 95131

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made by and between EXETER 1710 AUTOMATION, LLC, a Delaware limited liability company (“Landlord”), and QUANTUMSCAPE BATTERY, INC., a Delaware corporation (“Tenant”), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant (the “Effective Date”).

1. Basic Lease Terms and Definitions.

(a) Premises: The Land, the Building, all driveways, sidewalks, parking, loading and landscaped areas located on the Land, and all appurtenances pertaining thereto.

(b) Building: Approximately 196,647 rentable square feet located at 1710 Automation Parkway, San Jose, California 95131, as shown on Exhibit “A” attached hereto.

(c) Term: One hundred thirty (130) months. In the event that Tenant validly exercises one or both of the Renewal Options pursuant to Section 30 of this Lease, then all references herein to the “Term” shall be deemed to include the applicable Renewal Term(s).

(d) Commencement Date: December 1, 2021.

(e) Expiration Date: 11:59 p.m. on the last day of the Term.

(f) Minimum Annual Rent: Payable in monthly installments as follows:

Period	Annual	Monthly
December 1, 2021 – April 30, 2022 (the “First Free Rent Period”)	N/A	$0.00
May 1, 2022 – November 30, 2022	N/A	$403,126.35
December 1, 2022 – April 30, 2023 (the “Second Free Rent Period”)	N/A	$0.00
May 1, 2023 – November 30, 2023	N/A	$414,212.32
December 1, 2023 – November 30, 2024	$5,107,237.92	$425,603.16
December 1, 2024 – November 30, 2025	$5,247,687.00	$437,307.25
December 1, 2025 – November 30, 2026	$5,391,998.40	$449,333.20
December 1, 2026 – November 30, 2027	$5,540,278.32	$461,689.86
December 1, 2027 – November 30, 2028	$5,692,635.96	$474,386.33
December 1, 2028 – November 30, 2029	$5,849,183.40	$487,431.95
December 1, 2029 – November 30, 2030	$6,010,035.96	$500,836.33
December 1, 2030 – November 30, 2031	$6,175,311.96	$514,609.33
December 1, 2031 – September 30, 2032	N/A	$528,761.09

Notwithstanding anything to the contrary, during each of the First Free Rent Period and the Second Free Rent Period, Tenant shall be liable for payment of all Annual Operating Expenses as set forth in Sections 5 and 6 hereof and all utilities as set forth in Section 7 hereof. If, at any time during the initial Term, an Event of Default by Tenant occurs, and, as a result, this Lease is terminated, then, in addition to all other amounts due to Landlord under this Lease, the unamortized balance of all Minimum Annual Rent herein abated (amortized on a straight line basis over the initial Term, excluding the First Free Rent Period and the Second Free Rent Period) shall become due and payable to Landlord immediately upon demand.

(g) Annual Operating Expenses: $723,660.96, payable in monthly installments of $60,305.08, subject to adjustment as provided in this Lease and/or upon the occurrence of a Management Takeover Event (as hereinafter defined).

(h) Tenant’s Share: 100.00% (also see Additional Definitions).

(i) Use: General office purposes, research and development, manufacturing, laboratory, warehousing, operation of a café and cafeteria, and other ancillary uses incidental to the foregoing, subject to (i) compliance with any and all applicable Laws, (ii) the terms and conditions of this Lease and (iii) Tenant, at Tenant’s sole cost and expense, obtaining any Permits required for Tenant’s use and occupancy of the Premises and determining the suitability of the Premises for Tenant’s intended use thereof.

(j) Security Deposit: $9,500,000.00 Letter of Credit (as hereinafter defined), subject to adjustment as set forth in Section 27.

(k) Guarantor: QuantumScape Corporation, a Delaware corporation.

(l) Addresses For Notices:

Landlord:	Tenant:

101 West Elm Street, Suite 600 Conshohocken, PA 19428 Attn: Chief Financial Officer	1730 Technology Drive San Jose, California 95110 Attn: Director of Special Programs Guarantor: 1730 Technology Drive San Jose, California 95110 Attn: Chief Legal Officer ___________________

(m) Additional Definitions: See Rider for the definitions of other capitalized terms.

(n) Contents: The following are attached to and made a part of this Lease:

Rider – Additional Definitions	Exhibits:

“A” – Plan Showing Premises

“B” – Building Rules

“C” – Landlord’s Work

“D” – Permitted Signage

“E” – Letter of Credit Requirements

“F” – Form of Letter of Credit (Silicon Valley Bank)

“G” – Approved Tenant Improvements

“H” – Minimum Maintenance Specifications

“I” – Example Form of Roof Warranty

“J” – Form of Guaranty

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2. Premises.

(a) Landlord leases to Tenant and Tenant leases from Landlord the Premises. Tenant accepts the Premises “AS IS”, without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease. Landlord and Tenant stipulate and agree to the rentable square footage set forth in Section 1 above without regard to actual measurement.

(b) Landlord shall cause to be constructed, in a good and workmanlike manner and in compliance with applicable Laws, the improvements, alterations and modifications to the Premises set forth on Exhibit “C” (the “Landlord’s Work”). The Landlord’s Work shall be comprised of the Landlord’s Work/Roof, Utility Yard and Elevator (as hereinafter defined) and the Landlord’s Work/Landscaping & Parking (as hereinafter defined). In constructing the Landlord’s Work, Landlord shall use new materials and equipment of good quality, as applicable, and all materials related to the Landlord’s Work/Landscaping & Parking shall be consistent with those of a Class A research and development project (unless, with respect to the foregoing, otherwise expressly provided on Exhibit “C”). Landlord reserves the right to make substitutions of material of equivalent grade and quality if any specified material shall not be readily and reasonably available. Upon the Landlord’s Work/Roof, Utility Yard and Elevator being Substantially Completed, Landlord shall notify Tenant, and Tenant or its Agents shall inspect the Landlord’s Work/Roof, Utility Yard and Elevator with Landlord within five (5) business days of receipt of such notice from Landlord. Within three (3) business days following such inspection, Tenant shall deliver to Landlord a punchlist of defective or incomplete portions of the Landlord’s Work/Roof, Utility Yard and Elevator. Landlord shall cause such punchlist items to be repaired or completed as soon as reasonably practicable, but in any event within thirty (30) days of Landlord’s receipt of the punchlist. Landlord shall obtain (i) from Landlord’s roofing contractor, Firestone Building Products Company, LLC, a fifteen (15)-year roof warranty substantially in the example form attached hereto as Exhibit “I” (the “Firestone Warranty”) and (ii) from Landlord’s general contractor, ARCO, a one (1)-year warranty pertaining to the installation of the Building roof as part of the Landlord’s Work/Roof, Utility Yard and Elevator (the “Arco Warranty”). Upon completion of all punchlist items to Tenant’s reasonable satisfaction, it shall be presumed that all of the Landlord’s Work/Roof, Utility Yard and Elevator shall be free from defects in materials and workmanship (other than latent defects), excluding however, all repairs required in connection with routine maintenance and those repairs caused by Tenant. Upon the Landlord’s Work/Landscaping & Parking being Substantially Completed, Landlord shall notify Tenant, and Tenant or its Agents shall inspect the Landlord’s Work/Landscaping & Parking with Landlord within five (5) business days of receipt of such notice from Landlord. Within three (3) business days following such inspection, Tenant shall deliver to Landlord a punchlist of defective or incomplete portions of the Landlord’s Work/Landscaping & Parking. Landlord shall cause such punchlist items to be repaired or completed as soon as reasonably practicable, but in any event within thirty (30) days of Landlord’s receipt of the punchlist. Upon completion of all punchlist items to Tenant’s reasonable satisfaction, it shall be presumed that all of the Landlord’s Work/Landscaping & Parking shall be free from defects in materials and workmanship (other than latent defects), excluding however, all repairs required in connection with routine maintenance and those repairs caused by Tenant. Notwithstanding anything to the contrary in this Lease, the Chiller Removal Work (as hereinafter defined) and the Roof Insulation Work (as hereinafter defined) shall be constructed or otherwise performed by Landlord at Tenant’s sole cost and expense, and the applicable portion of the Tenant Improvement Allowance (as defined below) shall be reallocated and applied toward the Total Costs (as hereinafter defined) and the outstanding amount of the Tenant Improvement Allowance shall be reduced on a dollar-for-dollar basis by the amount so reallocated.

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(c) Landlord and Tenant acknowledge that the Landlord’s Work and the Tenant Improvements shall be performed concurrently. During the performance and completion of the Landlord’s Work and the Tenant Improvements (as hereinafter defined), Landlord and Tenant shall reasonably cooperate and coordinate with, and shall use commercially reasonable efforts not to interfere with, the other party and the other party’s Agents and shall follow the reasonable policies and safety directives of the other party’s contractors. Notwithstanding anything to the contrary set forth in this Section 2, in the event that the Delivery Condition Work (as hereinafter defined) is not completed on or prior to July 1, 2021 (subject to extension on a day-for-day basis for any delay caused by Tenant Delay and/or Force Majeure), then, for each day following July 1, 2021 that passes without Landlord completing the Delivery Condition Work (subject to extension on a day-for-day basis for any delay caused by Tenant Delay and/or Force Majeure), Tenant shall receive a one (1) day credit of Minimum Annual Rent (the “Delay Credits”), which Delay Credits shall be applied against the next payment(s) of Minimum Annual Rent due and owing by Tenant until reimbursed in full. In addition, if the Delivery Condition Work is not completed on or prior to the Commencement Date (subject to extension on a day-for-day basis for any delay caused by Tenant Delay and/or Force Majeure) (the “Outside Delivery Date”), then Tenant shall have the right, as its sole remedy, to cancel this Lease by written notice to Landlord delivered not later than the earlier of (1) the date that the Delivery Condition Work is completed and (2) the date that is (30) days following the Outside Delivery Date, and, thereafter, Landlord shall return the Letter of Credit to Tenant and refund any amounts paid by Tenant to Landlord in connection with this Lease and neither party shall have any further liability under this Lease, except for any liability which expressly survives the termination hereof. In addition, if the Landlord’s Work/Landscaping & Parking is not Substantially Completed on or prior to August 15, 2021 (subject to extension on a day-for-day basis for any delay caused by Tenant Delay), then Tenant shall have the right, as its sole remedy, by written notice to Landlord at any time prior to the date that the Landlord’s Work/Landscaping & Parking is Substantially Completed, to assume completion of the Landlord’s Work/Landscaping & Parking. Upon receipt of written notice of Tenant’s election to assume completion of the Landlord’s Work/Landscaping & Parking, Landlord shall, if requested by Tenant, assign its rights under all contracts, documents and agreements relating to the Landlord’s Work/Landscaping & Parking to Tenant to allow Tenant to complete the Landlord’s Work/Landscaping & Parking in accordance with Exhibit “C” as soon as possible with the exercise of diligence and commercially reasonable efforts. If Tenant elects to assume completion of the Landlord’s Work/Landscaping & Parking in accordance with this Section 2(c), then (A) Tenant will use commercially reasonable efforts to complete the Landlord’s Work/Landscaping & Parking as expeditiously as possible and (B) Landlord shall reimburse Tenant for Tenant’s reasonable, third-party, out-of-pocket costs and expenses incurred in completing Landlord’s Work/Landscaping & Parking within thirty (30) days after receiving an invoice from Tenant setting forth a reasonably particularized breakdown of such costs and expenses.

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(d) In addition, Landlord shall provide Tenant with an allowance in an amount up to $5,899,410.00 (as such amount may be reduced on a dollar-for-dollar basis by an amount equal to the Total Costs, as expressly set forth in Section 2(b) above, the “Tenant Improvement Allowance”) towards the hard and soft costs of improvements to be constructed in the Premises by Tenant including, without limitation, those improvements set forth on Exhibit “G” attached hereto (collectively, the “Tenant Improvements”). Tenant acknowledges and agrees that, except for the Landlord’s Work and as otherwise expressly set forth herein, Landlord has no obligation whatsoever to make any improvements to the Premises, it being the understanding of the parties that Tenant accepts the Premises in their current “AS IS” condition and that Tenant shall be solely obligated, at Tenant’s sole cost and expense (subject to the application of the Tenant Improvement Allowance) and in Tenant’s sole discretion (subject, however, to the terms and conditions of this Lease), to make any improvements necessary for Tenant’s business operations in the Premises and to obtain any and all Permits required for Tenant’s construction of the Tenant Improvements and Tenant’s occupancy of the Premises. Any Tenant Improvements shall be constructed by Tenant and Tenant’s Agents in a good and workmanlike manner, using new or like-new materials, and in accordance with all applicable Laws and in accordance with the terms and conditions of this Lease, including but not limited to Section 12 and Section 13 (the “Lease Requirements”); provided, that, in the event of any conflict between the provisions of Section 12 or Section 13 and the terms of this Section 2(d) with respect to the construction of the Tenant Improvements, the terms of this Section 2(d) shall control with respect to the construction of the Tenant Improvements. Without limiting any of the Lease Requirements, the Tenant Improvements shall conform with a space plan, specifications and construction drawings reasonably approved in writing in advance by Landlord. Upon Tenant’s request (which request shall make specific reference to this Section 2(d)), at the time Landlord provides its advanced written approval of the initial plans and specifications for such Tenant Improvement (to the extent so approved by Landlord), Landlord shall notify Tenant whether Tenant shall be required to remove such components of the Tenant Improvements that constitute Specialty Improvements at the expiration or termination of this Lease, and to restore the affected portions of the Premises to the condition required under Section 21. Failure of Landlord to notify Tenant that a Tenant Improvement must be removed shall mean that Tenant may leave or remove such Tenant Improvement, at its election, provided that if Tenant removes such Tenant Improvement, then Tenant shall repair any damage caused by such removal. Notwithstanding anything to the contrary herein, in no event shall Tenant be required to remove any Tenant Improvement unless the same constitutes a Specialty Improvement. All of Tenant’s contractors and subcontractors working in connection with the Tenant Improvements shall carry insurance reasonably required by Landlord, naming Landlord as an additional insured. Subject to the foregoing, Landlord shall disburse the Tenant Improvement Allowance to Tenant in installments (no more frequently than once per month) of at least $75,000 within thirty (30) days after Landlord’s receipt of written request therefor after the portion of the Tenant Improvements for which Tenant is seeking reimbursement has been completed, together with the following: (1) the appropriate AIA application for payment signed by Tenant’s general contractor and architect, (2) copies of all required current Permits for the Tenant Improvements not previously provided to Landlord, (3) paid invoices, and (4) lien waivers from contractors, subcontractors and vendors for completed work provided on a thirty (30) day trailing basis, with waivers for any portion of the Tenant Improvement Allowance previously funded by Landlord and any portion of the Tenant Improvement costs previously required to be paid by Tenant being submitted with the current request. Tenant shall pay all costs of the Tenant Improvements in excess of the Tenant Improvement Allowance. Any portion of the Tenant Improvement Allowance not used within eighteen (18) months after the Effective Date shall be deemed forfeited. If Landlord fails to disburse any portion of the Tenant Improvement Allowance after Tenant has properly requested disbursement of such portion and otherwise satisfied the terms and conditions set forth above in this Section 2(d) in connection with such requested disbursement, Tenant shall deliver written notice of such failure to Landlord (“Tenant’s Allowance Disbursement Reminder Notice”), which such Tenant’s Allowance Disbursement Reminder Notice shall have been marked in bold lettering with the following language: “THIS IS A NOTICE PURSUANT TO THE TERMS OF A LEASE AGREEMENT BETWEEN THE UNDERSIGNED AND LANDLORD. LANDLORD’S FAILURE TO TAKE ACTION WITHIN THIRTY (30) DAYS WILL RESULT IN OFFSET RIGHTS AGAINST CERTAIN AMOUNTS OWING UNDER THE LEASE” and the envelope containing the Tenant’s Allowance Disbursement Reminder Notice shall have been marked in bold lettering with the following language: “PRIORITY-OFFSET RIGHTS UNDER LEASE AGREEMENT MAY APPLY”. If Landlord fails to disburse the applicable portion of the Tenant Improvement Allowance within thirty (30) days after receipt of Tenant’s Allowance Disbursement Reminder Notice, Tenant shall be permitted to fund such portion of the Tenant Improvement Allowance and offset (on a dollar-for-dollar basis) such amount against the next payment(s) of Minimum Annual Rent due and owing by Tenant until reimbursed in full; provided, however, that the maximum monthly offset shall not exceed fifty percent (50%) of the monthly installment of Minimum Annual Rent then payable under this Lease. Landlord hereby approves Technical Builders Inc. as a contractor in connection with the construction of the Tenant Improvements. Tenant shall not be required to use union labor. Notwithstanding any of the foregoing, Tenant shall not be required to design or construct any Tenant Improvements in the Premises. Subject to Landlord’s right to approve any space plan, specifications and construction drawings in connection therewith, Landlord hereby approves the Tenant Improvements described in Exhibit “G” hereto and approves any Tenant Improvements that represent a logical evolution of the work described in Exhibit “G”. Landlord shall respond to any consent or approval request with respect to the Tenant Improvements within ten (10) days. If Landlord fails to respond within such ten (10) day period, then Tenant may send written notice to Landlord containing the following language: “LANDLORD’S RESPONSE IS REQUIRED WITHIN THREE (3) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LEASE AGREEMENT BETWEEN THE UNDERSIGNED AND LANDLORD” and the envelope containing such notice shall have been marked in bold lettering with the following language: “PRIORITY-DEEMED APPROVAL MAY APPLY”. If Landlord fails to respond within three (3) business days following receipt of such written notice, then Landlord shall be deemed to have granted its consent or approval to the request. For purposes of clarification, Landlord requesting additional and/or clarified information with respect to any consent or approval request with respect to the Tenant Improvements, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Landlord for purposes of the foregoing.

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(e) Commencing on the Effective Date, Landlord shall permit Tenant to enter the Premises in order to (i) inspect the Premises, (ii) commence installing its equipment, racking system, cabling, wiring, fixtures, and furniture, subject to Tenant obtaining, at Tenant’s sole cost and expense, all Permits in connection with the installation thereof, and (iii) construct the Tenant Improvements (subject to this Section 2) and, commencing on October 1, 2021, Tenant shall also be entitled to use and occupy the Premises for the conduct of its business. With respect to such early access, all provisions of this Lease shall then be in full force and effect, specifically including, but not limited to, Sections 7, 8 and 10 hereof (excluding however, Tenant’s obligation to pay Monthly Rent and, prior to the completion of the Delivery Condition Work, utilities).

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(f) If requested by Landlord, the parties shall execute a commencement date memorandum memorializing the Commencement Date, the Expiration Date, the First Free Rent Period, the Second Free Rent Period, Tenant’s acceptance of the Premises and such other items as Landlord may reasonably request. Notwithstanding the foregoing, in the event there is any dispute related to any of the matters set forth in such commencement date memorandum, neither Tenant nor Landlord shall be required to execute the same until such dispute is resolved.

3. Use. Tenant shall occupy and use the Premises only for the Use specified in Section l above. Tenant shall not use or permit the use of any portion of the Premises for outdoor storage or installations outside of the Building, except in accordance with the Lease Requirements. Tenant may use all driveways, sidewalks, parking, loading and landscaped areas only for their intended purposes. Subject to emergencies and the terms and conditions of this Lease, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week during the Term.

4. Term; Possession. The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with this Lease. Landlord shall deliver the Premises to Tenant in vacant, broom-clean condition with the Landlord’s Work/Roof, Utility Yard and Elevator Substantially Completed and all existing Building Systems in good working order and condition subject to damage caused by Tenant or Tenant’s Agents (collectively, the “Delivery Condition Work”). Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession due any circumstances outside of Landlord’s reasonable control; provided, however, nothing in this sentence shall affect Tenant’s rights and remedies under Section 2(c) above.

5. Rent; Taxes. Tenant agrees to pay to Landlord, without demand, deduction or offset, Minimum Annual Rent and Annual Operating Expenses for the Term. Tenant shall pay the Monthly Rent, in advance, on the first (1st) day of each calendar month during the Term, at Landlord’s address designated in Section 1 above unless Landlord designates otherwise; provided that Monthly Rent for the first (1st) full month (after the First Free Rent Period) (i.e., the month of May 2022) shall be paid at the signing of this Lease. If the Commencement Date is not the first day of the month, the Monthly Rent for that partial month shall be apportioned on a per diem basis and shall be paid on or before the Commencement Date. Tenant shall pay Landlord a service and handling charge equal to five percent (5%) of any Rent not paid within five (5) days after written notice from Landlord of such delinquency, provided, however, that Landlord shall not be required to provide such notice more than one (1) time in any twelve (12) month period (and thereafter during such twelve (12) month period, such service and handling charge may be assessed by Landlord on any Rent not paid by Tenant within five (5) days after the date due). In addition, any Rent, including such charge, not paid within five (5) days after the due date will bear interest at the Interest Rate from the date due to the date paid. Tenant shall pay before delinquent all taxes levied or assessed upon Tenant, measured by, or arising from: (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate; or (c) Tenant’s Property (as hereinafter defined). Additionally, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease.

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6. Operating Expenses.

(a) The amount of the Annual Operating Expenses set forth in Section 1 above represents Tenant’s Share of the estimated Operating Expenses for the calendar year in which the Term commences. Landlord may adjust such amount from time to time if the estimated Annual Operating Expenses increase or decrease and/or upon the occurrence of a Management Takeover Event (provided, however, that Landlord shall not adjust such estimate more than once in any calendar year (excluding any adjustment that is necessary as a result of the occurrence of a Management Takeover Event)); Landlord may also invoice Tenant separately from time to time for Tenant’s Share of any extraordinary or unanticipated Operating Expenses (to the extent that Tenant would otherwise be obligated to pay such Operating Expenses pursuant to the terms of this Lease, including the definition of Operating Expenses set forth in the Rider attached hereto). Within one hundred fifty (150) days after (i) the end of the calendar year in which the Operating Expenses were incurred, (ii) the expiration or termination of this Lease or (iii) at Landlord’s option, a sale of the Building, Landlord shall provide Tenant with a statement of Operating Expenses (“Statement”) for the preceding calendar year or part thereof detailing the actual Operating Expenses incurred by Landlord in such preceding calendar year or part thereof. Within thirty (30) days after delivery of the Statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s option, if applicable, Landlord may credit Tenant’s account for any overpayment.

(b) If Tenant does not give Landlord notice within sixty (60) days after receiving the Statement that Tenant disagrees with such Statement, Tenant shall be deemed to have waived the right to contest such Statement. If Tenant disagrees with the Statement, Tenant shall, pending the resolution of such dispute, nonetheless pay all of Tenant’s Share of Operating Expenses in accordance with such Statement. Tenant, at Tenant’s expense (except as otherwise expressly set forth below), may audit the Statement under the following conditions: (i) Tenant provides notice of its intent to audit setting forth with specificity the items in dispute within sixty (60) days after receiving the Statement; (ii) the audit is performed by Tenant or a certified public accountant that has not been retained on a contingency basis or other basis where its compensation relates to the cost savings of Tenant; (iii) the audit is completed no later than sixty (60) days after the date Landlord makes all of the necessary books and records available to Tenant or Tenant’s auditor; (iv) the audit is conducted during normal business hours, at the location where Landlord maintains its books and records, provided, that, Tenant or Tenant’s accountant shall have the right to make copies of Landlord’s records during normal business hours and may then perform such audit at any time and in any location; (v) the contents of the books and records of Landlord are kept confidential by Tenant, its auditor and its other professional advisors, other than as required by Laws; and (vi) in the event that Tenant or its auditor determines that an overpayment is due Tenant, Tenant or Tenant’s auditor produces a detailed report addressed to both Landlord and Tenant with its calculated conclusions within fifteen (15) days after the completion of the audit. Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s audit. Upon the resolution of such dispute, the amount due Tenant (if any) shall be credited against future payments of Rent or, if no further Rent is due, paid to Tenant within thirty (30) days after the date of such resolution. Tenant shall be responsible for all costs, expenses and fees incurred in connection with its audit, provided, however, if the parties determine through Tenant’s audit that Tenant has overpaid its Annual Operating Expenses by more than five percent (5%), Landlord shall pay the reasonable third-party costs of such audit (not to exceed $5,000.00) within thirty (30) days of Tenant’s demand therefor. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section and Tenant’s examination rights set forth in this subsection (b) shall survive the expiration or termination of this Lease.

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(c) Notwithstanding any other provision of this Lease to the contrary, Landlord may, in its reasonable discretion, determine from time to time the method of computing Operating Expenses.

(d) Notwithstanding anything to the contrary set forth herein (but subject to the terms of Section 9 hereof), prior to a Management Takeover Event, Tenant shall be responsible for managing the Premises in a manner consistent with the management of a Class A research and development project and otherwise in accordance with the minimum maintenance specifications attached hereto as Exhibit “H”. Accordingly, prior to a Management Takeover Event, Tenant shall contract directly for, or otherwise perform, all property management services, including, without limitation, maintenance of the HVAC System, Tenant’s Specialized Equipment and Building roof (as further specified in Section 9(a)(ii)), trash collection, security services, snow removal (if applicable), grounds-keeping and landscaping of the Premises (but specifically excluding maintenance of those certain items for which Landlord is responsible pursuant to Section 9(a)(i)), and Tenant shall pay directly all costs, fees, charges and expenses therefor. Prior to a Management Takeover Event, and notwithstanding the definition of “Operating Expenses” set forth in the Rider attached to this Lease, any such services which are performed or contracted for and paid directly by Tenant shall be excluded from Operating Expenses. From and after a Management Takeover Event, such costs, fees, charges and expenses for property management services which Landlord performs (by itself or through an Affiliate or Agent) or for which Landlord contracts directly shall be included in Operating Expenses.

7. Utilities. Beginning on the date by which the Delivery Condition Work is complete, Tenant shall pay for water, sewer, gas, electricity, heat, power, telephone and other communication services and any other utilities supplied to the Premises. Tenant shall obtain such utilities and services directly and in its own name and timely pay all charges directly to the provider. Tenant acknowledges its understanding and awareness that utility services to the Premises are provided by third parties that are not owned or controlled by Landlord and agrees that Landlord shall not be liable to Tenant for any loss, injury, damage, disruption of business or any other harm resulting from any interruption of utility services to the Premises. Notwithstanding anything to the contrary in this Lease, in the event that an interruption in utility services that Landlord is required to provide (“Interruption”) is due to the acts or omissions (where there is a duty to act) of Landlord or its Agents, such that it renders the whole or any material portion of the Premises untenantable for the purposes intended hereunder then after a period of five (5) consecutive business days after receipt by Landlord of written notice of such untenantability from Tenant, the Monthly Rent shall abate (as to the proportion that the square footage of the Premises untenantable for the purposes intended hereunder as a result of an Interruption bears to the total square footage of the Premises) starting on the sixth (6th) business day until the date that such Interruption is remedied. In no event shall Tenant be entitled to abatement if the Interruption is caused in whole or in part by Tenant or Tenant’s Agents. Tenant agrees that the rental abatement described in this Section shall be Tenant’s sole remedy in the event of an Interruption. Notwithstanding anything to the contrary, Tenant shall waive and release Landlord from and against, all claims of rental abatement as provided above to the extent actually covered by Tenant’s business interruption insurance. Tenant shall have the exclusive right to select, and to change, the companies providing such services to the Building or Premises (provided, however, any such service contract or agreement which extends beyond the Term must be cancellable upon (a) thirty (30) days’ notice without payment of a termination fee or (b) the sale of the Premises). Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility, and shall be installed in a manner approved by Landlord. Landlord represents and warrants that, as of the Commencement Date, (i) all utilities shall be separately metered to the Premises and (ii) the utility connections to the Premises shall serve only the Premises and such connections shall not serve any neighboring land or buildings.

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8. Insurance; Waivers; Indemnification.

(a) Landlord shall maintain insurance against loss or damage to the Building and, as applicable, all driveways, sidewalks, parking, loading and landscaped areas located on the Land, with coverage for perils as set forth under the “Causes of Loss-Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building and the Premises (excluding coverage of Tenant’s personal property and any Alterations by Tenant), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.

(b) Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Premises, with such coverages and limits of liability as Landlord may reasonably require, but not less than a $1,000,000 combined single limit with a $3,000,000 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder. The policy shall name Landlord, Exeter Operating Partnership V, L.P., Exeter Operating Partnership V GP LLC, Exeter Industrial REIT V LLC and Exeter Property Group Advisors, LLC as their interests may appear and, at Landlord’s request, any Mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord. Tenant shall use commercially reasonable efforts to obtain an endorsement from Tenant’s insurer which provides that any insurance policy required hereunder shall not be cancelable or materially reduced with respect to coverage thereunder without at least ten (10) days prior notice to Landlord. Tenant shall provide notice to Landlord at least thirty (30) days prior to the cancellation of or material reduction in coverage under any insurance policies required to be maintained by Tenant hereunder. The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Premises is located and rated at least A VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least thirty (30) days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage. In addition, Tenant shall maintain insurance against loss or damage to Tenant’s Property and any Alterations installed by or at the request of Tenant with coverage for perils as set forth under the “Causes of Loss-Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost thereof.

(c) Notwithstanding anything to the contrary herein, Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty actually covered by insurance carried by the releasing party, required to be covered hereunder, or coverable by a standard “Causes of Loss-Special Form” property insurance policy, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents. This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each party represents and warrants to the other that the foregoing waiver does not invalidate or otherwise adversely affect validity of its property insurance policy. Tenant assumes all risk of damage of Tenant’s Property within the Premises, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause.

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(d) Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Landlord or its Agents, Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liabilities and expenses (including reasonable fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises to the extent occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

(e) Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Tenant or its Agents, Landlord will indemnify, defend, and hold harmless Tenant and its Agents from and against any and all claims, actions, damages, liabilities and expenses (including reasonable fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Tenant or its Agents and arising out of or in connection with loss of life, personal injury or damage to property on or about the Premises to the extent caused by any negligent act or omission or willful misconduct of Landlord or its Agents, whether prior to, during or after the Term. Landlord’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

9. Maintenance and Repairs.

(a) Prior to a Management Takeover Event:

(i) Landlord shall Maintain the: (A) Building footings, foundations, structural steel columns and girders, and structural component of the Building roof at Landlord’s sole expense; and (B) Building exterior walls including, without limitation, all glazing, caulking and sealants. Costs incurred by Landlord under the foregoing subsection (A) will be excluded from Operating Expenses. Costs incurred by Landlord under the foregoing subsection (B) will be included in Operating Expenses.

(ii) Except as provided in subsections (a)(i) above and (e) below, Tenant at its sole expense shall Maintain the Premises, including, but not limited to, (A) all lighting (including exterior lighting), plumbing fixtures, walls, partitions, dock doors, loading areas, floors, doors, windows, fixtures, equipment and elevators, in or about the Premises, (B) all Building Systems (including, without limitation, the HVAC System or any of Tenant’s Specialized Equipment)), (C) the Building roof and (D) driveways, sidewalks, parking, loading and landscaped areas, all in accordance with the minimum maintenance specifications attached hereto as Exhibit “H” (without limitation of the foregoing). In connection with the foregoing, Tenant shall obtain and maintain, at Tenant’s sole cost and expense, (1) a preventive maintenance contract reasonably acceptable to Landlord for the regular maintenance of the HVAC System with a contractor reasonably acceptable to Landlord (the “HVAC Service Contract”) and (2) a preventive maintenance contract reasonably acceptable to Landlord for the regular maintenance of the Building roof (the “Roof Service Contract”). The HVAC Service Contract shall provide for the inspection and maintenance of the HVAC System on at least a quarterly basis. Tenant shall provide Landlord with copies of the HVAC Service Contract and Roof Service Contract within ten (10) days following Landlord’s demand therefor, but in no event earlier than the Commencement Date.

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(b) From and after the occurrence of a Management Takeover Event:

(i) Landlord shall Maintain the: (A) Building footings, foundations, structural steel columns and girders at Landlord’s sole expense; (B) Building roof and exterior walls; (C) Building Systems (excluding Tenant’s Specialized Equipment); and (D) driveways, sidewalks, parking, loading and landscaped areas (excluding exterior lighting). Costs incurred by Landlord under the foregoing subsection (A) will be excluded from Operating Expenses. Costs incurred by Landlord under the foregoing subsections (B), (C) and (D) will be included in Operating Expenses. For the avoidance of doubt, Landlord shall have no obligation to Maintain any of Tenant’s Specialized Equipment.

(ii) Except as provided in subsection (b)(i) above, Tenant at its sole expense shall Maintain the Premises, including, but not limited to, (A) all lighting, plumbing fixtures, walls, partitions, dock doors, loading areas, floors, doors, windows, fixtures, equipment and elevators, in or about the Premises, and (B) Tenant’s Specialized Equipment.

(c) If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord of the condition. All repairs and replacements by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises. Alterations, repairs and replacements to the Premises made necessary because of Tenant’s Alterations or installations, any use or circumstances special or particular to Tenant, or any act or omission of Tenant or its Agents shall be made by Landlord or Tenant as set forth above, but at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds paid to Landlord. To the extent any Building Systems or components of the Landlord’s Work which Tenant is responsible for maintaining hereunder are covered by a manufacturer’s or contractor’s warranty running to Landlord’s benefit (including, without limitation, the Firestone Warranty and the ARCO Warranty), Landlord shall use reasonable efforts to enforce the terms of each such warranty such that Tenant receives the benefit thereof. All repairs and replacements by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises.

(d) Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

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(e) Capital Repairs.

(i) Notwithstanding anything to the contrary contained herein, if Tenant (A) determines in its reasonable, good faith discretion that (1) a component of Tenant’s maintenance and repair obligations under this Section 9, excluding repair, maintenance or replacement of Tenant’s Specialized Equipment (a “Tenant Work Component”), is in such a condition that a repair or replacement is required and (2) such repair or replacement of an individual Tenant Work Component constitutes a capital repair or capital improvement in accordance with U.S. GAAP (a “Tenant Work Component Capital Repair”), and (B) desires to have Landlord perform such Tenant Work Component Capital Repair, then Tenant shall provide Landlord a reasonable prior written notice (a “Capital Repair Notice”), which Capital Repair Notice shall include or otherwise be accompanied by the following: (I) a written report from a reputable third-party physical inspection firm (which firm Landlord must have reasonably approved to prepare such report prior to commencing its work), detailing the reasons that such firm believes such Tenant Work Component Capital Repair is required, and (II) a request for Landlord to perform such Tenant Work Component Capital Repair. Notwithstanding the foregoing, Landlord shall have no obligation to perform any Tenant Work Component Capital Repair that is primarily caused by Tenant’s failure to use or maintain the applicable Tenant Work Component in accordance with this Section 9.

(ii) Upon receipt of a Capital Repair Notice, Landlord will perform the Tenant Work Component Capital Repair with reasonable promptness and the cost incurred by Landlord shall be amortized by Landlord over the useful life of such Tenant Work Component Capital Repair as reasonably estimated by Landlord in accordance with U.S. GAAP, and the monthly amortized cost shall be added to and become a part of Rent hereunder and shall be payable monthly until the earlier of (A) the date such cost has been fully amortized, and (B) the Expiration Date.

10. Compliance.

(a) Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant’s use or occupancy and obtain all Permits necessary for Tenant’s use, occupancy and/or business conducted at the Premises. Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building or driveways, sidewalks, parking, loading and landscaped areas (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises to be deemed a “place of public accommodation” under the ADA if such use would require any such Alteration), unless Tenant agrees to pay for the performance of such Alteration. Subject to Landlord’s representation and warranty under subsection (e) below, Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to Tenant’s specific use and/or Alteration of the Premises. Except for Tenant’s obligations set forth in this Section 10(a), Landlord shall be responsible (subject to reimbursement as an Operating Expense, if applicable) for compliance with the ADA and any other Laws regarding accessibility to the Premises.

(b) Tenant will comply, and will cause its Agents to comply, with the Building Rules.

(c) Tenant agrees not to do anything or fail to do anything which will prevent Landlord from procuring insurance policies (including public liability) from companies and in a form reasonably satisfactory to Landlord.

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(d) Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities which are part of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials in violation of Environmental Laws; (iv) within five (5) days following Landlord’s request, Tenant will deliver to Landlord copies of all Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises in violation of Environmental Laws, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. If at any time during or after the Term, any portion of the Premises is found to be contaminated by Tenant or Tenant’s Agents in violation of Environmental Laws or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost (which cost shall include the Administrative Fee). Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

(e) Landlord represents and warrants that, as of the Effective Date, the Premises shall be in compliance with all then applicable Laws (including the ADA) relating to a general warehouse or distribution use and, with respect to the office portions of the Premises, an office use thereof excluding, however, any Laws (including the ADA) relating to Tenant’s specific or anticipated use of the Premises (other than general warehouse, office or distribution use) and any non-compliance of Laws (including the ADA) caused by or attributable to Tenant or its Agents.

(f) Landlord represents and warrants to Tenant that, as of the Effective Date, except as may be provided in the Environmental Report, to Landlord’s Actual Knowledge: (i) the Premises is not in violation of any applicable Environmental Laws in effect on the Effective Date, (ii) the Landlord has not received any written notices from any governmental authority with respect to violations of applicable Environmental Laws at the Premises that remain uncured, (iii) no Hazardous Material is present on the Premises or the soil, surface water or groundwater thereof, (iv) no underground storage tanks are present at the Premises, and (v) no action, proceeding or claim is pending or threatened in writing regarding the Premises concerning any Hazardous Material or pursuant to any Environmental Law. Tenant acknowledges that Landlord has provided Tenant with a copy of the Environmental Report and that Tenant has reviewed the same. Subject to the limitations of liability set forth herein, and except to the extent caused by, contributed to or exacerbated by the actions of Tenant or Tenant’s Agents, Landlord will indemnify, defend and hold harmless Tenant from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof incurred by Tenant as a result of any Hazardous Materials that are conclusively determined by an independent third party reasonably acceptable to Landlord and Tenant, to have been released or emitted within the Premises either (i) prior to Tenant’s access, occupancy or possession of the Premises, or (ii) by Landlord or Landlord’s Agents at any time before, during or after the Term of the Lease (subsections (i) and (ii), the “Existing Hazardous Materials”). Landlord’s obligations pursuant to this Section 10(f) shall survive the expiration or earlier termination of this Lease. Notwithstanding anything in the immediately preceding sentence or this Lease to the contrary, Landlord shall not be responsible for any increase in the cost of the Tenant Improvements (including the construction thereof) resulting from the existence of any Existing Hazardous Materials, provided, however, if, during the construction of the Tenant Improvements, contaminated soil on the Premises is discovered by Tenant, such contaminated soil is determined to be an Existing Hazardous Material, and pursuant to Environmental Laws, Tenant is required to remove such contaminated soil from the Premises and dispose of such contaminated soil off-site, then Landlord shall be responsible for all costs and expenses in connection with the removal and disposal of such contaminated soil.

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(g) Landlord and Tenant hereby acknowledge that the Premises has not undergone inspection by a Certified Access Specialist (CASp).

(h) A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.

11. Signs. Except for the Permitted Signage as set forth on Exhibit “D”, Tenant shall not place any signs on the Premises without the prior consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), other than signs that are located wholly within the interior of the Building and not prominently visible from the exterior of the Building (other than lobby signage, which may be visible from the exterior of the Building). Tenant shall maintain all signs installed by Tenant in good condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the affected areas of the Premises to their condition existing prior to the installation of Tenant’s signs.

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12. Alterations. Except for non-structural Alterations that (i) do not exceed $1,000,000 in the aggregate, per project, (ii) are not in areas exterior of the Building, and (iii) do not materially and adversely affect any Building System or the structural strength of the Building (a “Permitted Alteration”), Tenant shall not make any Alterations in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any Alterations that do not require Landlord’s consent, Tenant shall nonetheless provide written notice thereof to Landlord, describing in reasonable detail the nature of the Alteration. With respect to any Alterations made by or on behalf of Tenant (whether or not the Alteration requires Landlord’s consent): (i) not less than ten (10) days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord, Exeter Operating Partnership V, L.P., Exeter Operating Partnership V GP LLC, Exeter Industrial REIT V LLC, Exeter Property Group Advisors, LLC and any Mortgagee as additional insureds, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor, such approval not to be unreasonably withheld, conditioned or delayed, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, (iv) for proposed Alterations that require Landlord’s prior written consent, Tenant shall pay Landlord all reasonable third-party out-of-pocket costs and expenses in connection with Landlord’s review of Tenant’s plans and specifications, and of any third-party supervision or inspection of the construction Landlord reasonably deems necessary (but in no event will Tenant be required to pay Landlord any fees related to Landlord’s internal review of Tenant’s proposed Alterations), and (v) upon Landlord’s request Tenant shall, prior to commencing any Alteration in excess of $1,000,000, provide Landlord reasonable security against liens arising out of such construction. Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall remain on the Premises and become the property of Landlord unless Landlord gives notice to Tenant to remove it, in which event Tenant will remove it, and will repair any resulting damage. Upon Tenant’s request, at the time Landlord provides its advanced written approval of the initial plans and specifications for any Alteration (to the extent so approved by Landlord), Landlord shall notify Tenant whether Tenant shall be required to remove any component of such Alteration that constitutes a Specialty Improvement at the expiration or termination of this Lease, and to restore the affected portions of the Premises to the condition required under Section 21. Failure of Landlord to notify Tenant that an Alteration must be removed shall mean that Tenant may leave or remove such Alteration, at its election, provided that if Tenant removes such Alteration, then Tenant shall repair any damage caused by such removal. For the avoidance of doubt, in no event shall Landlord require Tenant to remove any Alteration other than a Specialty Improvement or any Permitted Alteration performed without Landlord’s prior written consent. If Tenant performs a Permitted Alteration without Landlord’s prior written consent, then Landlord may require Tenant to remove and restore such Permitted Alteration by written notice to Tenant delivered no later than ninety (90) days prior to the expiration of this Lease (or, no later than the expiration of this Lease, with respect to any such Permitted Alteration performed during such ninety (90) day period). Tenant may install its trade fixtures, furniture, equipment and other personal property (“Tenant’s Property”) in the Building, provided that the installation and removal of them will not materially and adversely affect any structural portion (which shall not include interior, non load-bearing walls) of the Building, any Building System or any other equipment or facilities serving the Building. Landlord shall respond to any written request for consent pursuant to this Section 12 within ten (10) days following Tenant’s written request. If Landlord has not responded in such ten (10) day period, Tenant may send a follow-up notice (the “Initial Alteration Approval Notice”) to Landlord marked in bold lettering with the following language: “LANDLORD’S RESPONSE IS REQUIRED WITHIN THREE BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LEASE AGREEMENT BETWEEN THE UNDERSIGNED AND LANDLORD” and the envelope shall have been marked in bold lettering with the following language: “PRIORITY-DEEMED APPROVAL MAY APPLY”. If Landlord shall have failed to respond to the Initial Alteration Approval Notice within the aforesaid time-frame, then Tenant may send Landlord a second written request for approval with respect to such Alteration (the “Second Alteration Approval Notice”), which such Second Alteration Approval Notice shall be marked in bold lettering with the following language: “LANDLORD’S RESPONSE IS REQUIRED WITHIN TWO BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LEASE AGREEMENT BETWEEN THE UNDERSIGNED AND LANDLORD” and the envelope containing the Second Alteration Approval Notice shall have been marked in bold lettering with the following language: “PRIORITY-DEEMED APPROVAL MAY APPLY”. If Landlord shall have failed to respond to the Second Alteration Approval Notice within the aforesaid time-frame, Landlord shall be deemed to have provided its consent to such Alteration.

13. Mechanics’ Liens. Tenant shall pay promptly for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises. Tenant shall keep the Premises free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant. Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien. Should any such lien or notice of such lien be filed against the Premises, Tenant shall discharge the same by bonding or otherwise within fifteen (15) days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.

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14. Landlord’s Right of Entry. Tenant shall permit Landlord and its Agents to enter the Premises and/or the Building at all reasonable times following one (1) business day prior written notice (except in an emergency, in which case Landlord and its Agents may enter at any time and only such notice as is reasonably practicable shall be required) (i) to inspect or Maintain the Premises, (ii) as and to the extent required by applicable Laws, to make Alterations to the Premises, (iii) to exhibit the Premises for the purpose of sale or financing, and, (iv) during the last twelve (12) months of the Term, to exhibit the Premises to any prospective tenant. Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights and shall comply in all material respects with Tenant’s reasonable security measures (provided that Tenant shall have furnished the same to Landlord), which may include execution of a non-disclosure agreement by Landlord and its Agents reasonably acceptable to Landlord. Except in the event of emergency, Tenant shall be afforded opportunity to have a Tenant representative accompany Landlord during any such entry (if Tenant so elects and makes a representative of Tenant reasonably available). In no event shall Landlord or Landlord’s Agents willfully access any of Tenant’s confidential files or records reasonably safeguarded by Tenant, including any files or records pertaining to copyrights, trade secrets, or other proprietary information.

15. Damage by Fire or Other Casualty. If the Premises shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant. Landlord shall notify Tenant, within thirty (30) days after the date of the casualty, if Landlord anticipates that the restoration will take more than one hundred eighty (180) days from the date of the casualty to complete; in such event, Tenant may terminate this Lease effective as of the date of casualty by giving notice to Landlord within ten (10) days after Landlord’s notice. If a casualty occurs during the last twelve (12) months of the Term, Landlord may terminate this Lease unless Tenant has the right to extend the Term for at least three (3) more years and does so within thirty (30) days after the date of the casualty. Moreover, Landlord may terminate this Lease if the loss is not covered by the insurance required to be maintained by Landlord under this Lease and the cost to restore the uninsured damage exceeds Landlord’s Casualty/Condemnation Contribution; provided, that, if Tenant agrees to pay the restoration costs in excess of Landlord’s Casualty/Condemnation Contribution, Landlord shall not be permitted to terminate this Lease pursuant to this sentence. Tenant will receive an abatement of Minimum Annual Rent and Annual Operating Expenses to the extent any portion of the Premises are rendered unusable by Tenant (for the then-current use) as a result of the casualty. The provisions of this Lease, including this Section 15, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, and any statute or regulation of the state in which the Premises is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises.

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16. Condemnation. If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Tenant’s reasonable opinion for the reasonable operation of Tenant’s business, or (c) any of the Premises is Taken, and, in Landlord’s reasonable opinion, the condemnation proceeds are insufficient to restore the remainder by an amount in excess of Landlord’s Casualty/Condemnation Contribution, unless Tenant agrees to pay the restoration costs in excess of Landlord’s Casualty/Condemnation Contribution, then, in each case, this Lease shall terminate as of the date the condemning authority takes possession. If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Monthly Rent shall be abated for the period of time restoration is ongoing and, thereafter, Minimum Annual Rent shall be reduced in proportion to the portion of the Premises so Taken, and this Lease shall be amended appropriately. The compensation awarded for a Taking shall belong to Landlord, except that Tenant shall be entitled to the portion of the award relating to the loss of, or damage to, Tenant’s personal property, trade fixtures, Alterations, and Tenant Improvements (except to the extent funded by the Tenant Improvement Allowance), and Tenant’s relocation costs directly associated with the Taking (and excluding the value of the leasehold estate). Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

17. Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

18. Assignment and Subletting.

(a) Except as provided in Section (b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) intentionally omitted, (ii) the business, business reputation or creditworthiness of the proposed transferee is not sufficient (as determined by Landlord, in its sole but reasonable discretion) to comply with Tenant’s obligations under this Lease, (iii) intentionally omitted, or (iv) an Event of Default then exists. Consent to one Transfer shall not be deemed to be consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

(b) Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i) the Affiliate has a financial condition that is reasonably sufficient (as reasonably determined by Landlord) to meet its obligations under the Transfer (provided, that, this subpart (i) shall not apply to a Transfer by Tenant to any entity controlling, controlled by, or under common control of, Tenant), (ii) Tenant provides Landlord notice of the Transfer at least fifteen (15) days prior to the effective date thereof (or if such notice is not legally or contractually permitted, then as soon thereafter as may be legally or contractually permitted but, in no event later than the effective date of the Transfer), together with current financial statements of the Affiliate certified by an executive officer of the Affiliate, and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement or sublease reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease. Tenant shall provide Landlord notice within thirty (30) days following the sale or transfer of fifty percent (50%) or more of Tenant’s voting securities; provided, that, no such notice shall be required in connection with the sale, issuance, or transfer of Tenant’s capital stock in connection with an equity financing.

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(c) In the event of any Transfer (other than to an Affiliate), Tenant shall pay to Landlord, immediately upon receipt, fifty percent (50%) of the excess of (i) all compensation received by Tenant for the Transfer (including, without limitation, any rental income received by Tenant on account of a sublease or assignment) less the Transfer Transaction Expenses, over (ii) the Rent allocable to the Premises (or applicable portion thereof) transferred. Any abated rent (other than the Minimum Annual Rent herein abated during the First Free Rent Period and the Second Free Rent Period) shall be disregarded in calculating any excess pursuant to this paragraph.

(d) If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least fifteen (15) days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Notwithstanding anything in this Section 18 to the contrary, to the extent that the Transfer Deemed Approval Requirements (as hereinafter defined) are fully satisfied in connection with any Tenant request for Landlord’s approval of any Transfer, Landlord’s approval shall be deemed given with respect to such Transfer. “Transfer Deemed Approval Requirements” means that (i) no Event of Default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval); (ii) at least fifteen (15) days prior to the proposed Transfer, Tenant shall have sent Landlord a written request for approval with respect to such Transfer (the “Initial Transfer Approval Notice”), which such Initial Transfer Approval Notice shall have been accompanied by current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents and any and all required information and documentation relating thereto as may be reasonably required in order to approve or disapprove such Transfer, (iii) Landlord shall have failed to respond to the Initial Transfer Approval Notice within the aforesaid fifteen (15) day time-frame; (iv) if Landlord shall have failed to respond to the Initial Transfer Approval Notice within the aforesaid time-frame, then Tenant shall have sent Landlord a second written request for approval with respect to such Transfer in accordance with the applicable terms and conditions hereof (the “Second Transfer Approval Notice”), which such Second Transfer Approval Notice shall have been (A) accompanied by current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents any and all required information and documentation relating thereto as may be reasonably required in order to approve or disapprove such Transfer, and (B) marked in bold lettering with the following language: “LANDLORD’S RESPONSE IS REQUIRED WITHIN FIVE (5) DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LEASE AGREEMENT BETWEEN THE UNDERSIGNED AND LANDLORD” and the envelope containing the Second Transfer Approval Notice shall have been marked in bold lettering with the following language: “PRIORITY-DEEMED APPROVAL MAY APPLY”; and (v) Landlord shall have failed to respond to the Second Transfer Approval Notice within the aforesaid time-frame. For purposes of clarification, Landlord requesting additional and/or clarified information with respect to the proposed Transfer or transferee, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Landlord for purposes of the foregoing. Immediately following any approved (or deemed approved) Transfer, Tenant shall deliver to Landlord an assumption agreement or other Transfer documents reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Immediately following any approved sublease, Tenant shall deliver to Landlord a sublease agreement reasonably acceptable to Landlord executed by Tenant and the transferee. Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested, not to exceed $2,500.00 as to any single Transfer. Notwithstanding anything to the contrary set forth herein or in any Transfer documents executed in connection with a Transfer which was deemed approved by Landlord in accordance with the express terms and conditions of this Section 18(d), in no event shall Landlord’s deemed approval with respect to any Transfer constitute consent or approval to any other or subsequent Transfer, nor shall Landlord’s deemed approval with respect to any Transfer relieve Tenant from any obligation under this Lease.

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19. Subordination; Mortgagee’s Rights.

(a) Subject to subsection (d) below, Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises, provided that Tenant’s right of possession of the Premises shall not be disturbed by the Mortgagee so long as there is no Event of Default under this Lease. This clause shall be self-operative, but within ten (10) business days after request, Tenant shall execute and deliver a subordination, non-disturbance and attornment agreement for the benefit of Tenant from any Mortgagee on the standard form of such Mortgagee (subject to any mutually acceptable changes negotiated between Tenant and such Mortgagee) (“SNDA”), so long as any such instrument includes non-disturbance language. Notwithstanding the foregoing, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery.

(b) Intentionally Omitted.

(c) Intentionally Omitted.

(d) Landlord agrees to use commercially reasonable efforts, at no cost to Landlord, to obtain an SNDA for the benefit of Tenant from any future Mortgagee. Notwithstanding anything to the contrary set forth in Section 19(a) above, Tenant’s obligation to subordinate its rights hereunder to any future Mortgagee shall be conditioned upon any such future Mortgagee executing an SNDA.

20. Estoppel Certificate; Financial Information. Within ten (10) business days after Landlord’s request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Premises, an estoppel certificate in a form reasonably requested by Landlord, modified as necessary to accurately state the facts represented, and (b) to the extent that Tenant’s or Guarantor’s financial information is not then publicly available, Tenant shall furnish to Landlord, Landlord’s Mortgagee, any prospective Mortgagee and/or any prospective purchaser with Tenant’s Financial Information (as hereinafter defined). For purposes of the foregoing, “Financial Information” shall mean (i) Tenant’s audited financial statements for the most recent calendar year and year-to-date, and (ii) Tenant’s financial statements for the most recent calendar year and year-to-date which are prepared in the ordinary course of Tenant’s business. Landlord acknowledges that as of the Effective Date, Guarantor (which is Tenant’s parent) is a publicly traded company, which files its annual and quarterly financial statements with the United States Securities and Exchange Commission. Provided such financial statements are publically available and, upon Landlord’s (or such reviewing party’s) review of such financial statements, Landlord (or such reviewing party) is able, pursuant to such party’s then current underwriting standards, to ascertain Tenant’s financial condition independent of any other entities (with whom Tenant may be consolidated in such financial statements), Tenant’s financial reporting obligations under this Section 20 shall be deemed satisfied. If Landlord (or such reviewing party) is unable to make such determination, then Tenant shall, upon Landlord’s request, make available to Landlord (via telephone or other method requested by Landlord), a senior finance representative of Tenant, to respond to any Landlord inquires related to Tenant’s financial condition. Within ten business (10) days after Tenant’s request from time to time, Landlord shall execute, acknowledge and deliver to Tenant, for the benefit of Tenant and any prospective assignee or subtenant, an estoppel certificate in a form reasonably requested by Tenant, modified as necessary to accurately state the facts represented.

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21. Surrender.

(a) On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition, except for ordinary wear and tear, and except for casualty damage, condemnation or other conditions that Tenant is not required to remedy under this Lease. Prior to the expiration or termination of this Lease, Tenant shall remove from the Premises all wiring and cabling and all of Tenant’s Property (unless Landlord directs Tenant otherwise), and any and all other personal property installed by Tenant’s assignees or subtenants. Tenant shall repair any damage resulting from such removal and shall restore the Premises to good order and condition. Any wiring or cabling or any of Tenant’s Property or any other personal property installed by Tenant’s assignees or subtenants not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property. If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

(b) If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at sufferance. Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that each monthly installment of Minimum Annual Rent shall be 150% of the monthly installment of Minimum Annual Rent payable for the last full month immediately preceding the holdover. No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages, that Landlord suffers as a result of the holdover. Notwithstanding the foregoing, Tenant shall not be liable for consequential damages arising from any holdover unless such holdover continues for more than thirty (30) days after written notice from Landlord indicating that Landlord is a party to a transaction involving all or a portion of the Premises and that Tenant may be liable for such consequential damages if Tenant fails to vacate the Premises within such thirty (30) day period. For the avoidance of doubt, (i) if Tenant receives such written notice at least thirty (30) days prior to the Expiration Date, then Tenant may be liable for consequential damages as a result of any holdover after the Expiration Date, and (ii) if Tenant receives such written notice fifteen (15) days prior to the Expiration Date, then Tenant may be liable for consequential damages as a result of the holdover only if it holds over for more than fifteen (15) days after the Expiration Date.

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22. Defaults - Remedies.

(a) It shall be an Event of Default:

(i) If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(c) below, Tenant fails to cure such default on or before the date that is five (5) days after Landlord gives Tenant notice of default;

(ii) If Tenant enters into or permits any Transfer in violation of Section 18 above;

(iii) If Tenant fails to comply with the provisions of Sections 13, 20 or 27 and Tenant fails to cure such default on or before the date that is five (5) business days after Landlord gives Tenant notice of default; provided, however, that Landlord shall not be required to give Tenant such notice and opportunity to cure to the extent Tenant fails to deliver the Security Deposit in accordance with the provisions of the first (1st) sentence of Section 27;

(iv) If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 22(c) below, Tenant fails to cure the default on or before the date that is thirty (30) days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within thirty (30) days following Landlord’s giving of notice, Tenant shall be afforded additional reasonable time to cure the default if Tenant begins to cure the default within thirty (30) days following Landlord’s notice and continues diligently in good faith to completely cure the default; or

(v) If Tenant or Guarantor becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant or Guarantor, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s or Guarantor’s assets is commenced, or if any of the real or personal property of Tenant or Guarantor shall be levied upon in connection therewith; provided that any proceeding brought by anyone other than Landlord, Tenant or Guarantor under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than sixty (60) consecutive days.

Any written notice set forth herein shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Sections 1161, et seq. and all similar or successor laws. The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

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(b) If an Event of Default occurs, Landlord shall have the following rights and remedies:

(i) Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with the Administrative Fee) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;

(ii) Intentionally Omitted;

(iii) To terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof by any lawful means, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following: (a) the worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus (b) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (e) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law; provided, however, that Landlord may not terminate this Lease unless, after the occurrence of the Event of Default, Landlord delivers to Tenant notice of Landlord’s intent to so terminate (which notice shall be in addition to any notice required under Section 22(a) above). As used in Sections 22(b)(iii)(a) and (b), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in Section 22(b)(iii)(c), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and

(iv) Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

(c) Any provision to the contrary in this Section 22 notwithstanding, Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a)(i) or Section 22(a)(iv) above (with respect to the same default thereunder) more than twice in any consecutive twelve (12) month period, and thereafter, during the remainder of such twelve (12) month period, Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease.

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(d) No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

(e) If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

(f) To the extent permitted by applicable Laws, Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.

23. Authority. Tenant represents and warrants to Landlord that: (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Premises is located, (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant and (c) any financial statements provided by Tenant or Guarantor to Landlord are true, correct and complete and fairly represent the financial condition of Tenant or Guarantor, as applicable, as of the Effective Date and as of the date of such statements. Landlord represents and warrants to Tenant that: (a) Landlord is duly formed, validly existing and in good standing under the laws of the state under which Landlord is organized, and qualified to do business in the state in which the Premises is located, and (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Landlord.

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24. Liability of Landlord. The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest). Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue. Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord written notice specifying the default and Landlord fails to cure such default within thirty (30) days following Tenant’s written notice; provided, however, if such default cannot reasonably be cured within thirty (30) days following Tenant’s giving of notice, Landlord shall be afforded additional reasonable time to cure the default if Landlord begins to cure the default within thirty (30) days following Tenant’s notice and continues diligently in good faith to completely cure the default. In addition, should Landlord fail or refuse to make any required repairs which are Landlord’s responsibility hereunder within thirty (30) days after Landlord’s receipt of written notice from Tenant (provided, however, if such required repairs cannot be reasonably made within thirty (30) days following Tenant’s giving of notice, Landlord shall be afforded additional reasonable time to make such required repairs, provided that Landlord commences to make such required repairs within such thirty (30) day period and actively and diligently in good faith prosecutes such required repairs to completion), then Tenant may deliver written notice thereof to Landlord (“Reminder Notice”). The Reminder Notice must specifically describe the action that is required of Landlord to satisfy the requirements of this Lease with respect to the Premises and specify that Tenant may exercise the rights granted under this Section 24 if Landlord fails to cure or commence to cure the specified items within five (5) days after receipt of the Reminder Notice. Notwithstanding the foregoing, if Landlord’s failure or refusal to make any required repairs to the Premises results in an imminent material threat to persons or property, Tenant’s initial notice shall so state and shall specify that Tenant may exercise the rights granted under this Section 24 if Landlord fails to timely cure or commence to cure the specified items (an “Imminent Threat Notice”). If reasonable under the circumstances, Tenant may provide an Imminent Threat Notice by telephone. If (a) Landlord fails to take or commence to take (and diligently pursue to completion) the required action within five (5) days after receiving a Reminder Notice, or within such time as is reasonable given the totality of the circumstances after an Imminent Threat Notice, and (b) Tenant in good faith believes that it can perform such obligations, then Tenant may, subject to the terms of this Section 24, make such repairs to the Premises (but solely on its own behalf, and not as the agent of Landlord). Tenant may not take any such self-help action that materially and adversely alters or modifies the Building structure (other than roof repairs to stop leakage) or Building Systems. Landlord shall reimburse Tenant for Tenant’s reasonable, third-party, out-of-pocket costs and expenses in taking any self-help action permitted hereunder (“Cure Costs”) within thirty (30) days after receiving an invoice from Tenant setting forth a reasonably particularized breakdown of the Cure Costs. If Landlord fails to reimburse Tenant for the Cure Costs within such thirty (30) day period, then, notwithstanding anything to the contrary contained in this Lease, Tenant may offset (on a dollar-for-dollar basis) the Cure Costs against the next installment(s) of Minimum Annual Rent until reimbursed in full; provided, however that the maximum monthly offset shall not exceed fifty percent (50%) of the monthly installment of Minimum Annual Rent then payable hereunder. All repairs made by Tenant pursuant to this Section 24 shall comply with the Lease Requirements. In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive or special damages of any kind. Neither Landlord nor any principal of Landlord nor any owner of the Premises, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; Tenant shall look solely to the amount of the equity of Landlord in the Premises and all proceeds derived therefrom for the satisfaction of any claim by Tenant against Landlord.

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25. Miscellaneous.

(a) The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

(b) This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises. No rights, easements or licenses are acquired in the Premises or any land adjacent to the Premises by Tenant by implication or otherwise except as expressly set forth in this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

(c) Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

(d) If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises is located.

(e) This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns. All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.

(f) Tenant shall not record or file this Lease in the public records of any county or state. Upon Tenant’s request, the parties shall execute a memorandum of lease in such form as may be required under the Laws of the State of California and otherwise in form and content reasonably acceptable to Landlord and Tenant (the “Memorandum of Lease”). Tenant may record said Memorandum of Lease, at its sole expense, in the appropriate office to give record notice of this Lease. In the event Tenant records said Memorandum of Lease, at the time of the expiration or earlier termination of this Lease, Tenant shall deliver the form of document necessary to terminate and remove from the land records such Memorandum of Lease (“Release of Memorandum”) duly executed by Tenant to be recorded by Landlord, with notice to Tenant. The provisions of this Section 25(f) shall survive the expiration or earlier termination of this Lease.

(g) Tenant hereby waives, for all of those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

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(h) Notwithstanding anything to the contrary set forth in this Lease, any CASp inspection of the Premises shall be conducted at the sole cost and expense of Tenant. The cost of making any repairs or modifications necessary to correct any violations noted in a CASp inspection shall be borne by Tenant, and any such repairs or modifications shall be subject to the terms and conditions of Section 12 of this Lease.

26. Notices. Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by notice to the other) with a copy of any notice of default by Landlord sent to any Mortgagee or other party designated by Landlord (provided that Tenant shall have received in writing such Mortgagee’s or such other party’s notice address). Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused. The giving of notice by Landlord’s or Tenant’s respective attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord or Tenant, as the case may be.

27. Security Deposit. Within five (5) business days following the mutual execution and delivery of this Lease, Tenant shall deposit with Landlord a Security Deposit in the amount of $9,500,000.00, in the form of an irrevocable letter of credit that complies with the requirements set forth on Exhibit “E” attached hereto (the “Letter of Credit”), to be retained by Landlord as security for the faithful performance and observance by Tenant of the provisions of this Lease. Notwithstanding anything to the contrary contained herein (including, without limitation, Exhibit “E” attached hereto), Landlord hereby acknowledges and agrees that (x) Silicon Valley Bank is approved by Landlord as an issuing bank with respect to the Letter of Credit and (y) the form of Letter of Credit to be issued by Silicon Valley Bank attached as Exhibit “F” hereto is approved by Landlord. Upon the occurrence of an Event of Default, Landlord shall have the right to draw upon the Letter of Credit (in the amount required to cure such Event of Default, or in the whole amount of the Letter of Credit if the amount required to cure such Event of Default equals or exceeds the whole amount of the Letter of Credit) and retain (in cash), on account of the Security Deposit, any proceeds received by Landlord as a result of such draw. Tenant shall not be entitled to any interest on such portion of the Security Deposit which consists of cash. Landlord shall have the right to commingle such portion of the Security Deposit consisting of cash with its other funds. Landlord may use the whole or any part of the Security Deposit for the payment of any amount as to which Tenant is in default or to compensate Landlord for any loss or damage it may suffer by reason of Tenant’s Event of Default under this Lease. If Landlord uses all or any portion of the Security Deposit as herein provided, within ten (10) days after demand, Tenant shall either (i) pay Landlord cash in an amount equal to that portion of the Security Deposit used by Landlord, (ii) deposit with Landlord an amendment to the then-existing Letter of Credit increasing the Letter of Credit in an amount equal to that portion of the Security Deposit used by Landlord, or (iii) deposit a replacement Letter of Credit with Landlord in the required amount (whereupon Landlord shall return the prior Letter of Credit to Tenant within five (5) days after receipt of such replacement Letter of Credit). Provided that no Event of Default exists, the Security Deposit shall be returned to Tenant after the Expiration Date and surrender of the Premises to Landlord. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statute, and all other provisions of law, now or hereafter in effect, to the extent such law (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that any statutory time frames for the return of a security deposit are superseded by the express period identified in this Section 27 above. Notwithstanding anything to the contrary contained herein, the Security Deposit may be retained and applied by Landlord (a) to offset Rent which remains unpaid beyond any applicable notice, grace or cure periods (as applicable) either before or after termination of this Lease, and (b) against other damages suffered by Landlord before or after termination of this Lease as a result of an Event of Default. Notwithstanding anything to the contrary herein, provided that, at the time of reduction, (1) no monetary Event of Default has occurred or then exists, (2) no event which with the giving of notice or passage of time would result in a monetary Event of Default then exists and (3) no non-monetary Event of Default then exists, the amount of the Security Deposit required hereunder shall be reduced to $8,000,000.00 on October 1, 2025, which shall remain the required amount through the remaining Term. Such reduction may be accomplished by Tenant providing an amendment to the then-existing Letter of Credit or by Tenant providing a replacement Letter of Credit in the reduced amount. To the extent a replacement Letter of Credit in the reduced amount is provided, Landlord shall return the then-existing Letter of Credit to Tenant concurrently with its receipt of such replacement Letter of Credit.

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28. Brokers. Tenant and Landlord each represents and warrants to the other that the representing party has dealt with no broker, agent or other intermediary in connection with this Lease other than Tenant’s Broker and Landlord’s Broker, respectively. Landlord and Tenant each agrees to indemnify, defend and hold the other party and its affiliates, partners, members, employees, agents, their partners, members, shareholders, directors, officers, and trustees, harmless from and against any claims made by any broker, agent or other intermediary other than Tenant’s Broker and Landlord’s Broker, with respect to a claim for any broker’s commission or fee or similar compensation brought by any person in connection with this Lease, provided that the indemnified party has not in fact retained such broker, agent or other intermediary. Landlord agrees to pay all commissions payable to Tenant’s Broker pursuant to a separate, written agreement between Landlord and Tenant’s Broker. Landlord agrees to pay all commissions payable to Landlord’s Broker pursuant to a separate, written agreement between Landlord and Landlord’s Broker.

29. OFAC. Tenant represents and warrants that neither Tenant nor any of its officers or directors is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental regulation, and that it will not transfer the Lease to, or knowingly contract with or otherwise engage in any dealings or transactions with such persons or entities. Tenant represents and warrants that it is currently in compliance with, and shall at all times during the term of the Lease remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto.

30. Renewal Options. Tenant shall have the option to extend the Term of the Lease for all of the then leased Premises for two (2) additional periods of five (5) years each (each a “Renewal Option”), under and subject to the following terms and conditions:

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(a) The first renewal term (“First Renewal Term”) shall be for a five (5) year period commencing on October 1, 2032 and expiring at 11:59 p.m. on September 30, 2037. The second renewal term (“Second Renewal Term”; together with the First Renewal Term, each, a “Renewal Term” and collectively, the “Renewal Terms”) shall be for a five (5) year period commencing on October 1, 2037 and expiring at 11:59 p.m. on September 30, 2042.

(b) Tenant must exercise the Renewal Option for the First Renewal Term, if at all, by written notice to Landlord delivered not earlier than June 30, 2031 and not later than September 30, 2031, time being of the essence. If Tenant fails to exercise the Renewal Option for the First Renewal Term, the Renewal Option for the Second Renewal Term shall be void and of no further force and effect. Tenant must exercise the Renewal Option for the Second Renewal Term, if at all, by written notice to Landlord delivered not earlier than June 30, 2036 and not later than September 30, 2036, time being of the essence. Notwithstanding the foregoing, in the event of a casualty, Tenant shall also have the right to exercise the applicable Renewal Option by providing notice to Landlord within thirty (30) days after the date of the casualty as set forth in Section 15 above.

(c) As a condition to Tenant’s exercise of either Renewal Option, at the time Tenant delivers its notice of election to exercise such Renewal Option to Landlord and at the time the applicable Renewal Term is scheduled to commence, there shall be no Event of Default, this Lease shall be in full force and effect, and Tenant shall not have assigned this Lease to any party other than to an Affiliate.

(d) The Minimum Annual Rent for the first year of the First Renewal Term and the first year of the Second Renewal Term shall be the then current fair market rent for renewals for comparable space in similar buildings within the San Jose/Santa Clara, California submarket, and the Minimum Annual Rent for each subsequent year during the First Renewal Term and the Second Renewal Term shall increase consistent with then existing market annual escalations (the “Fair Market Rental”). Landlord shall determine the Fair Market Rental using its good faith judgment and shall provide written notice (“Landlord’s Notice”) of such Fair Market Rental within fifteen (15) days after delivery of Tenant’s renewal notice pursuant to this Section 30. Tenant shall thereupon have the following options: (i) accept Landlord’s proposed Fair Market Rental or (ii) object to Landlord’s proposed Fair Market Rental. Tenant shall provide Landlord with written notice (“Tenant’s Notice”) of its election to accept or object to Landlord’s proposed Fair Market Rental within fifteen (15) days after Tenant’s receipt of Landlord’s Notice. If Tenant fails to provide Tenant’s Notice within such fifteen (15) day period, Tenant shall be deemed to have objected to Landlord’s proposed Fair Market Rental in accordance with clause (ii) above. If Tenant objects to Landlord’s proposed Fair Market Rental in accordance with clause (ii) above or is or is deemed to have objected thereto pursuant to the immediately preceding sentence, Landlord and Tenant shall attempt to negotiate a mutually acceptable Fair Market Rental within fifteen (15) days following Landlord’s receipt of Tenant’s Notice. If such negotiations have not been concluded within such fifteen (15) day period, either Landlord or Tenant (in such capacity, the “Initiating Party”) may request an independent determination of the Fair Market Rental for the applicable Renewal Term by giving written notice (“Independent Appraiser Notice”) to the other party (the “Responding Party”) no later than five (5) days after the expiration of such fifteen (15) day period. The Independent Appraiser Notice shall designate an MAI real estate appraiser or real estate broker with at least ten (10) years’ experience in leasing comparable space in similar buildings within the San Jose/Santa Clara, California submarket (a “Qualified Appraiser”). Within ten (10) days after receipt of the Independent Appraiser Notice, the Responding Party shall select a different Qualified Appraiser and give written notice of such selection to the Initiating Party. If the Qualified Appraisers selected by the Initiating Party and the Responding Party fail to agree upon the Fair Market Rental within ten (10) days after selection of the second Qualified Appraiser, the Qualified Appraisers shall select a third Qualified Appraiser to determine the Fair Market Rental within ten (10) days after the selection of such third Qualified Appraiser. The third Qualified Appraiser shall be independent and shall not have been previously employed by either Landlord or Tenant. The Fair Market Rental for the applicable Renewal Term shall be equal to the arithmetic average of the three (3) determinations of Fair Market Rental by the Qualified Appraisers; provided, however, that if one of the determinations of Fair Market Rental submitted by a Qualified Appraiser deviates from the median of the three (3) determinations of Fair Market Rental by more than five percent (5%), the Fair Market Rental for the applicable Renewal Term shall be equal to the arithmetic average of the other two (2) determinations of Fair Market Rental. The determination of the Fair Market Rental in accordance with this Section 30(d) shall be final, binding and conclusive on Landlord and Tenant. Each of Landlord and Tenant shall be responsible for the costs and expenses of its Qualified Appraiser and shall split evenly the costs and expenses of the third Qualified Appraiser.

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(e) Except as set forth in this Section 30, there shall be no further options to extend or renew the Term of the Lease.

31. Right of First Offer to Purchase. Provided that there is no continuing Event of Default, Tenant shall have a one-time right of first offer to purchase the Premises (the “Purchase Right of First Offer”) upon the following terms and conditions:

(a) If during the Term, (i) Landlord intends or desires to sell the Premises to an unrelated third party, (ii) Landlord’s sole member intends or desires to sell 100% of the interests held by such sole member in Landlord to a single unrelated third party buyer of such direct interests, or (iii) Landlord receives an unsolicited purchase proposal from a third party (whether or not executed, and whether or not further negotiated after the initial receipt) which such proposal concerns only the Premises and no other real estate and contains terms upon which Landlord or its affiliate is willing to sell the Premises (each of the foregoing, a “Sale Transaction”), then subject to the limitations contained herein, Landlord shall deliver a written notice to Tenant notifying Tenant of such intended or desired sale (the “Purchase Availability Notice”), which Purchase Availability Notice shall contain Landlord’s proposed purchase price for the Sale Transaction. For a period of five (5) business days commencing upon Tenant’s receipt of the Purchase Availability Notice (such period, the “Purchase Availability Response Period”), Tenant may evaluate the Purchase Availability Notice (including Landlord’s proposed purchase price for the Sale Transaction contained therein) and elect either: (x) to submit to Landlord a formal offer for the consummation of a Sale Transaction (the “Purchase Offer Notice”), which Purchase Offer Notice shall confirm Tenant’s acceptance of Landlord’s proposed purchase price, or (y) to decline to submit a formal offer for the consummation of a Sale Transaction. Landlord shall not sell or offer to sell the Premises, negotiate to sell the Premises or solicit offers to purchase the Premises to, with or from (as applicable) any party other than Tenant during the Purchase Availability Response Period. If Tenant fails to deliver the Purchase Offer Notice in accordance with clause (x) above prior to the expiration of the Purchase Availability Response Period, then Tenant shall be deemed to have declined to submit a formal offer for the consummation of a Sale Transaction. In the event that Tenant declines (or is deemed to have declined) to submit a formal offer for the consummation of a Sale Transaction, then Landlord shall be free to sell the Premises to any other party(ies) without any further obligation to Tenant.

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(b) If Tenant delivers the Purchase Offer Notice to Landlord in accordance with clause (x) of subsection 31(a) above, then Landlord and Tenant shall, in good faith and each using commercially reasonable efforts, negotiate a purchase and sale agreement mutually acceptable to Landlord and Tenant which shall incorporate the purchase price for the Sale Transaction set forth in the Purchase Availability Notice and such other principal business terms of such Sale Transaction as shall be mutually acceptable to Landlord and Tenant. If despite such commercially reasonable, good-faith efforts, Landlord and Tenant fail to execute a purchase and sale agreement within twenty (20) days after Landlord has received the Purchase Offer Notice, then Tenant shall be deemed to have declined to consummate the Sale Transaction and, thereafter, Landlord shall be free to sell the Premises to any other party(ies) without any further obligation to Tenant.

(c) Tenant hereby expressly acknowledges and agrees that (i) the Purchase Availability Notice and Landlord’s proposed purchase price for the Sale Transaction contained therein shall be kept strictly confidential by Tenant and (ii) Tenant’s indemnification of Landlord pursuant to Section 8 of this Lease also applies to such agreement and covenant of Tenant.

(d) The parties hereby acknowledge and agree that the Purchase Right of First Offer provided for herein shall only be applicable during Exeter 1710 Automation, LLC’s ownership of the Premises. If Exeter 1710 Automation, LLC sells or otherwise transfers its ownership interest in the Premises, then the Purchase Right of First Offer shall be void and of no further force or effect. Further, the Purchase Right of First Offer shall not be applicable in connection with any voluntary sale, transfer or conveyance by deed in lieu of foreclosure or involuntary sale, conveyance or other involuntary transfer to Landlord’s Mortgagee, whether pursuant to sheriff’s sale, trustee’s sale, or other judicial or non-judicial foreclosure proceedings authorized by Law.

(e) Notwithstanding anything to the contrary set forth herein, the Purchase Right of First Offer shall not be applicable to a Sale Transaction that is part of a Portfolio Sale.

(f) Notwithstanding anything to the contrary set forth herein, the Purchase Right of First Offer is personal to Tenant and any Affiliate and is not otherwise assignable.

32. Generator. Tenant shall have the right, at its sole cost and expense, to install (i) a backup generator (the “Generator”) to provide emergency power to the Premises and (ii) a Storage Tank (as hereinafter defined) for the purpose of storing and supplying fuel for the Generator, provided that the following conditions are satisfied: (a) the Generator, generator pads, related utility lines and conduits, and Storage Tank (collectively, the “Generator Facilities”) shall be installed in a specific location (or specific locations, as applicable) as mutually determined by Landlord and Tenant; (b) Tenant shall install the Generator Facilities in accordance with all applicable Laws and in accordance with plans approved by Landlord in writing; (c) all work in connection with the installation of the Generator Facilities shall comply with the Lease Requirements; (d) Tenant shall be responsible for the maintenance and repair of the Generator Facilities such that the same remain in good working order and repair, including normal periodic testing of the Generator as recommended by the manufacturer specifications; (e) at the end of the Term, the Generator Facilities (other than any Storage Tanks) shall remain with the Premises (and become the property of Landlord) unless Tenant elects to remove such Generator Facilities prior to or at the expiration or termination of this Lease, in which case Tenant shall remove the Generator Facilities in a good and workmanlike manner and shall promptly repair any damage resulting from such removal and restore the area(s) where the Generator Facilities are located to the condition which existed prior to the installation of the Generator Facilities; (f) the Generator Facilities shall be screened in a manner that is reasonably satisfactory to Landlord at Tenant’s cost; (g) Tenant shall be responsible for any and all utility costs in connection with the Generator Facilities; (h) Tenant shall maintain all Permits required by applicable governmental authorities in connection with the installation and operation of the Generator Facilities and deliver copies of such Permits to Landlord; (i) the Generator shall be used only for backup power, and may not be used as a primary power source; (j) Tenant may not install any other Storage Tanks on the Premises except with the prior written consent of Landlord; (k) if Tenant installs any Storage Tanks on the Premises, then Tenant shall, at its sole cost and expense, remove any such Storage Tanks immediately upon earlier of: (I) the expiration or sooner termination of this Lease (except if and to the extent that Landlord, prior to the expiration or sooner termination of this Lease, notifies Tenant that Tenant shall not be required to remove any such Storage Tanks); or (II) the order of any governmental authority; and (l) in any event, any such Storage Tanks shall at all times be and remain the property and responsibility of Tenant. Tenant’s indemnification of Landlord pursuant to Sections 8(d) and 10(d) of this Lease also applies to fuel storage as permitted in the Storage Tank and Tenant’s use of any portion of the Premises therefor. Without limiting the foregoing, Tenant shall be solely responsible for any damages or injury caused by or in any way relating to fuel, fuel storage and/or any fuel spill arising out of Tenant’s use of the Premises for fuel storage and/or the Storage Tank. Tenant’s obligations pursuant to this Section 32 shall survive the expiration or termination of this Lease.

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33. Rooftop Equipment. Subject to Landlord’s approval of the plans and specifications related thereto, and subject to any applicable Laws, Landlord shall permit Tenant to install and maintain at Tenant’s sole expense all rooftop equipment required in connection with Tenant’s use of the Premises including, without limitation, one or more satellite dishes, cellular antennae, solar panels, heating, ventilation, and air conditioning equipment, and all related equipment (each “Rooftop Equipment”) on the roof of the Building, solely for Tenant’s own use and not on a revenue generating basis. Tenant agrees to consult with Landlord’s roofing contractor prior to installation and strictly to comply with the roofing contractor’s reasonable recommendations and requirements. Tenant shall pay all reasonable out-of-pocket costs incurred by Landlord in connection with the Rooftop Equipment including without limitation all architectural, engineering, contractors’ and legal fees. Landlord may require screening, or in the event any Rooftop Equipment is oversized, Landlord may also require structural engineering and reinforcement. Tenant shall at all times own the Rooftop Equipment. Landlord makes no warranties or representations to Tenant as to the permissibility of Rooftop Equipment on the Building under applicable Laws. Tenant shall be permitted to erect and maintain Rooftop Equipment during the Term. If installation of Rooftop Equipment requires any roof penetrations, Tenant shall use a contractor approved by Landlord and shall cause such work to be done in a manner that will preserve the Firestone Warranty, the ARCO Warranty and any other roof warranty held by Landlord. To the extent required by Landlord pursuant to the Lease Requirements, upon the expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, shall remove any Rooftop Equipment in a manner which will not impair the integrity of, damage or adversely affect the warranting applicable to, the roof or any other portion of the Building, and restore the point of attachment to a clean, sealed condition. Subject to emergencies and the terms and conditions of this Lease, Tenant shall have the exclusive right to use the roof.

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34. Outside Areas. Subject to the Lease Requirements including, without limitation, the terms and conditions of Sections 12, 32 and 33 above, Tenant shall have the right, at its sole cost and expense, to install any Alterations and equipment it desires in the portions of the Premises located entirely outside of the Building, provided that in all cases such Alterations and equipment shall (i) not be visible from Automation Parkway, (ii) be reasonably contained visually (by screening or another manner reasonably acceptable to Landlord) and, if necessary or appropriate as reasonably determined by Landlord, acoustically, (iii) not result in any displacement of parking areas or spaces, unless approved in advance by Landlord, and (iv) not result in any modification to such areas in which updated drought-tolerant plantings shall have been installed as part of Landlord’s Work/Landscaping & Parking. For the avoidance of doubt, Landlord’s prior consent shall be required for any Alteration in an area exterior of the Building.

35. Guaranty. As a condition to Landlord’s execution of this Lease, Tenant shall cause Guarantor to deliver to Landlord the duly executed Guaranty in the form attached hereto as Exhibit “J” (the “Guaranty”) concurrently with Tenant’s execution of this Lease.

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Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Landlord:

EXETER 1710 AUTOMATION, LLC, a Delaware limited liability company

	By:	Exeter Operating Partnership V, L.P., a Delaware limited partnership, its sole member

		By:	Exeter Operating Partnership V GP LLC, a Delaware limited liability company, its sole general partner

			By:	Exeter Industrial REIT V LLC, a Delaware limited liability company, its sole member

Date signed:				By:	/s/ J. Peter Lloyd
Name: J. Peter Lloyd
4/2/2021				Title: Authorized Signatory

Tenant:

QUANTUMSCAPE BATTERY, INC., a Delaware corporation

Date signed:	By:	/s/ Kevin Hettrich
Name: Kevin Hettrich
4/2/2021	Title: CFO

RIDER

ADDITIONAL DEFINITIONS

“Actual Knowledge” means the knowledge of Thomas Wang, Principal – West, without investigation or inquiry.

“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.

“Administrative Fee” means ten percent (10%) of the costs incurred by Landlord in curing Tenant’s default or performing Tenant’s obligations hereunder.

“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets or stock of Tenant as a going concern.

“Agents” of a party mean such party’s employees, agents, representatives, contractors, licensees or invitees.

“Alteration” means any addition, alteration or improvement to the Premises, as the case may be.

“ARCO Warranty” has the meaning set forth in Section 2 of this Lease.

“Building Rules” means the rules and regulations attached to this Lease as Exhibit “B” as they may be reasonably amended from time to time (provided that Landlord shall furnish Tenant with any such amendments and no such amended rules and regulations shall materially increase Tenant’s obligations or materially diminish Tenant’s rights under this Lease).

“Building Systems” means any electrical, mechanical, structural, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building.

“Capital Repair Notice” has the meaning set forth in Section 9(e) of this Lease.

“Chiller Removal Work” has the meaning set forth in Exhibit “C” to this Lease.

“Cure Costs” has the meaning set forth in Section 24 of this Lease.

“Delay Credits” has the meaning set forth in Section 2 of this Lease.

“Delivery Condition Work” has the meaning set forth in Section 4 of this Lease.

“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.

“Environmental Report” means that certain Phase I Environmental Site Assessment dated August 28, 2020, prepared by The Vertex Companies, Inc. and identified as Vertex Project # 65305.

“Event of Default” means a default described in Section 22(a) of this Lease.

“Existing Hazardous Materials” has the meaning set forth in Section 10 of this Lease.

“Exterior Signs” has the meaning set forth in Exhibit “D” to this Lease.

“Fair Market Rental” has the meaning set forth in Section 30 of this Lease.

“Firestone Warranty” has the meaning set forth in Section 2 of this Lease.

“Financial Information” has the meaning set forth in Section 20 of this Lease.

“First Renewal Term” has the meaning set forth in Section 30 of this Lease.

“Force Majeure” means any circumstances outside of Landlord’s reasonable control, including, but not limited to, events of nature (including snow or ice storm, tornadoes, windstorms, flooding and severe weather), pandemic or epidemic (including, without limitation, COVID-19), labor disputes, industrial disputes or disturbances, civil disturbances (including civil protests), interruptions by government or court order, valid orders of any regulatory body having proper jurisdiction, wars, riots, inability to secure materials (including inability to secure materials by reason of allocations promulgated by authorized governmental agencies but not including any such inability to obtain materials due to cost), inability to obtain Permits, fires, explosions, breakage or accident to machinery.

“Generator” has the meaning set forth in Section 32 of this Lease.

“Generator Facilities” has the meaning set forth in Section 32 of this Lease.

“Guaranty” has the meaning set forth in Section 35 of this Lease.

“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law.

“HVAC Service Contract” has the meaning set forth in Section 9(b) of this Lease.

“HVAC System” means, collectively, the heating, ventilation and air conditioning system(s) exclusively serving the Premises.

“Imminent Threat Notice” has the meaning set forth in Section 24 of this Lease.

“Independent Appraiser Notice” has the meaning set forth in Section 30 of this Lease.

“Initial Alteration Approval Notice” has the meaning set forth in Section 12 of this Lease.

“Initial Transfer Approval Notice” has the meaning set forth in Section 18 of this Lease.

“Initiating Party” has the meaning set forth in Section 30 of this Lease.

“Interest Rate” means interest at the rate of one percent (1.0%) per month.

“Interruption” has the meaning set forth in Section 7 of this Lease.

“Land” means the lot or plot of land on which the Building is situated or the portion thereof allocated by Landlord to the Building.

“Landlord Affiliate” means, as to Landlord, any Person that, directly or indirectly, is in control of, is controlled by or is under common control with Landlord. For purposes of this definition, the terms “control” and “controlled” shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

“Landlord’s Broker” means Exeter Property Group Advisors, LLC.

“Landlord’s Casualty/Condemnation Contribution” means an amount equal to $250,000.00.

“Landlord’s Notice” has the meaning set forth in Section 30 of this Lease.

“Landlord’s Work” has the meaning set forth in Section 2 of this Lease.

“Landlord’s Work/Landscaping & Parking” means the portion of Landlord’s Work described as “Landscaping and Parking Work” set forth in Exhibit “C” to this Lease.

“Landlord’s Work/Roof, Utility Yard & Elevator” mean the portions of Landlord’s Work described as “Roof and Utility Yard Work” and “Elevator Work” set forth in Exhibit “C” to this Lease.

“Laws” means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Premises or the use and occupation of the Premises.

“Lease Requirements” has the meaning set forth in Section 2 of this Lease.

“Letter of Credit” has the meaning set forth in Section 27 of this Lease.

“Maintain” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair.

“Management Takeover Event” means: (i) Tenant has failed to manage the Premises in a manner consistent with the management of a Class A research and development project as determined by Landlord in its sole but reasonable discretion, and Landlord has provided Tenant with notice of such determination, (ii) Tenant has not cured such failure within thirty (30) days from the date of Tenant’s receipt of Landlord’s notice and has not provided a notice disputing Landlord’s determination in good faith, and (iii) Landlord has, thereafter, assumed responsibility (itself or through an Affiliate or Agent) for the management of those services to the Premises which were previously being managed by Tenant.

“Memorandum of Lease” has the meaning set forth in Section 25(f) of this Lease.

“Monthly Rent” means the monthly installment of Minimum Annual Rent plus the monthly installment of estimated Annual Operating Expenses payable by Tenant under this Lease.

“Monument Panel” has the meaning set forth in Exhibit “D” to this Lease.

“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Premises or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.

“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.

“OFAC” has the meaning set forth in Section 29 of this Lease.

“Operating Expenses” means all costs, fees, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Premises, including, but not limited to, (i) the charges at standard retail rates for any utilities supplied to the Premises which are not directly billed to or paid by Tenant, if any, (ii) the cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any deductible paid by Landlord in connection with an insured loss, (iii) Landlord’s cost to Maintain the Premises, subject to the provisions of Section 9 of this Lease, and all costs and expenses of personnel and vendors or contractors required in connection therewith, inclusive of any property caretakers or administrators (provided that such cost shall be equitably pro-rated for any personnel, vendors, or contractors not stationed at the Premises on a full time basis); (iv) the cost of trash collection, (v) snow removal, and grounds-keeping and landscaping; (vi) if applicable, the costs and charges of any easements and campus associations of which the Premises is a part; (vii) to the extent not otherwise payable by Tenant pursuant to Section 5 of this Lease, all real estate levies, taxes, assessments, liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing, which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Premises, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest in the Premises, (viii) the annual amortization (over their estimated economic useful life as reasonably determined in accordance with the generally accepted accounting principles or the period by which the savings actually realized as a result of such capital item equals the capital expenditure in question, whichever is shorter) of the costs (including reasonable financing charges not to exceed eight percent (8%) per annum) of capital improvements or replacements (excluding, however, Tenant’s Specialized Equipment, the cost of which shall be exclusively borne by Tenant), and (ix) a management fee not to exceed one percent (1%) of the Rent or the Rent that would have been due but for the First Free Rent Period (using the rental rate in effect immediately following the First Free Rent Period) and the Second Free Rent Period (using the rental rate in effect immediately following the Second Free Rent Period), provided, however, that from and after a Management Takeover Event, Landlord shall be permitted to charge a management fee not to exceed three percent (3%) of the Rent or the Rent that would have been due but for the First Free Rent Period (using the rental rate in effect immediately following the First Free Rent Period) and the Second Free Rent Period (using the rental rate in effect immediately following the Second Free Rent Period). The foregoing notwithstanding, Operating Expenses will not include: (a) depreciation on the Building, (b) financing and refinancing costs (except as provided in clause (viii) above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease, (c) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Premises, (d) income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, and any tax or assessment expense or any increase therein attributable to Landlord’s inheritance, gift or estate taxes unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above, (e) costs of correcting defects in the initial design construction of the Building (provided that damage resulting from ordinary wear and tear and use, vandalism and other matters not occasioned by initial construction defects shall not be deemed to be defects), (f) any penalty or fine incurred by Landlord due to Landlord’s violation of any federal, state, or local law or regulation and any interest or penalties due to late payment by Landlord of or failure to pay, any of the operating costs or taxes (unless such violation, late payment or failure to pay is as a result of Tenant’s failure to comply with its obligations hereunder), (g) the cost of repairs and replacement incurred by reason of fire, other casualty or condemnation (other than the amount of Landlord’s deductible which shall be included in the definition of Operating Expenses) to the extent the same are covered by insurance proceeds or a condemnation award and Landlord actually receives such proceeds or award, (h) costs incurred by Landlord resulting from Landlord’s default hereunder, (i) any costs incurred due to the willful misconduct or negligence of Landlord or its Agents, (j) costs and expenses paid directly by Tenant or third parties, (k) the cost of remediating any Hazardous Materials present in, under or about the Premises, (l) contributions to reserves or any kind, (m) the salaries, benefits and other compensation of all employees above the grade of building manager, including executive officers of Landlord (if any), or (n) earthquake insurance deductibles, except, if this Lease is not terminated as a result of an earthquake, then Operating Expenses shall include the annual amortization (over the remaining Term) of the earthquake insurance deductible paid by Landlord in connection with the insured loss resulting from such earthquake. If Landlord elects to prepay real estate taxes during any discount period or otherwise, Landlord shall be entitled to the benefit of any such prepayment; provided, that, in no event shall Tenant be required to pay any tax or assessment expense in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest permitted term. Landlord shall have the right to directly perform (by itself or through an affiliate) any services Landlord is required to provide under this Lease provided that the Landlord’s charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services.

“Outside Delivery Date” has the meaning set forth in Section 2 of this Lease.

“Permits” means any permits, certificates of occupancy, consents, environmental permits and approvals, authorization, variances, waivers, licenses, certificates or approvals required by any governmental or quasi-governmental authority.

“Permitted Activities” has the meaning set forth in Section 10(d) of this Lease.

“Permitted Alteration” has the meaning set forth in Section 12 of this Lease.

“Permitted Signage” has the meaning set forth in Exhibit “D” to this Lease.

“Portfolio Sale” means a Sale Transaction in which (a) the Premises is sold together with (i) one or more other real estate properties of a similar nature owned by Landlord or any Landlord Affiliate and/or (ii) the interests of one or more Landlord Affiliates who own other real estate properties of a similar nature, or (b) the direct and/or indirect interests in Landlord are sold together with (i) the interests of one or more Landlord Affiliates who own other real estate properties of a similar nature and/or (ii) one or more other real estate properties of a similar nature owned by Landlord or any Landlord Affiliate.

“Purchase Availability Notice” has the meaning set forth in Section 31 of this Lease.

“Purchase Availability Response Period” has the meaning set forth in Section 31 of this Lease.

“Purchase Offer Notice” has the meaning set forth in Section 31 of this Lease.

“Purchase Right of First Offer” has the meaning set forth in Section 31 of this Lease.

“Qualified Appraiser” has the meaning set forth in Section 30 of this Lease.

“Release of Memorandum” has the meaning set forth in Section 25(f) of this Lease.

“Reminder Notice” has the meaning set forth in Section 24 of this Lease.

“Renewal Option” has the meaning set forth in Section 30 of this Lease.

“Renewal Term” has the meaning set forth in Section 30 of this Lease.

“Rent” means the Minimum Annual Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.

“Responding Party” has the meaning set forth in Section 30 of this Lease.

“Roof Insulation Work” has the meaning set forth in Exhibit “C” to this Lease.

“Roof Service Contract” has the meaning set forth in Section 9(b) of this Lease.

“Rooftop Equipment” has the meaning set forth in Section 33 of this Lease.

“Sale Transaction” has the meaning set forth in Section 31 of this Lease.

“Second Alteration Approval Notice” has the meaning set forth in Section 12 of this Lease.

“Second Renewal Term” has the meaning set forth in Section 30 of this Lease.

“Second Transfer Approval Notice” has the meaning set forth in Section 18 of this Lease.

“SNDA” has the meaning set forth in Section 19(a) of this Lease.

“Specialty Improvements” means raised-floor environments, pits, platforms/mezzanines, dry rooms, explosion chambers, hazmat storage, equipment lift and conveyance/suspension systems, columns and bases, rooftop platforms, piping and cabling within the Building serving Tenant’s Specialized Equipment (excluding any piping and cabling located on the roof of the Building), silos, pads, enclosures and any exterior modifications that are in any way connected or affixed to the Building, present an unsightly condition or reduce the number of parking space available to the Building.

“Statement” has the meaning set forth in Section 6 of this Lease.

“Storage Tank” means any one or combination of tanks, including all pipes, sumps, valves and other equipment connected thereto, which are used for the storage of petroleum products, hydrocarbon substances or fractions thereof, or other Hazardous Materials, and which are located wholly or partially above or beneath the surface of the ground.

“Substantially Completed” means the applicable Landlord’s Work has been completed except for minor or insubstantial details of construction, repair, mechanical adjustment, or finishing touches, which items shall not adversely affect Tenant’s conduct of its ordinary business activities in the Premises.

“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.

“Tenant Delay” means any delays that are caused, in whole or in part, by (i) any material interference by Tenant or Tenant’s Agents with Landlord’s performance and construction of the Delivery Condition Work or (ii) any request by Tenant or Tenant’s Agents for changes to the Landlord’s Work specifications attached hereto as Exhibit “C”, including, without limitation, obtaining new Permits for the Landlord’s Work.

“Tenant Improvement Allowance” has the meaning set forth in Section 2 of this Lease.

“Tenant Improvements” has the meaning set forth in Section 2 of this Lease.

“Tenant Work Component” has the meaning set forth in Section 9(e) of this Lease.

“Tenant Work Component Capital Repair” has the meaning set forth in Section 9(e) of this Lease.

“Tenant’s Broker” means Colliers International.

“Tenant’s Allowance Disbursement Reminder Notice” has the meaning set forth in Section 2 of this Lease.

“Tenant’s Notice” has the meaning set forth in Section 30 of this Lease.

“Tenant’s Property” has the meaning set forth in Section 12 of this Lease.

“Tenant’s Share” means the percentage obtained by dividing the rentable square feet of the Building leased to Tenant by the total rentable square feet of the Building, as set forth in Section 1 of this Lease.

“Tenant’s Specialized Equipment” means, collectively, the following equipment to the extent installed by or on behalf of Tenant: (i) all heating, ventilation and air conditioning equipment specific to Tenant’s use (i.e., not required for occupancy of the Building for warehouse, distribution, or office use), (ii) all electric equipment specific to Tenant’s use (i.e., not required for occupancy of the Building for warehouse, distribution, or office use) other than primary switchgear and (iii) all systems and support infrastructure specific to Tenant’s use (i.e., not required for occupancy of the Building for warehouse, distribution, or office use) necessary for the particular business operations of Tenant at the Premises.

“Total Costs” shall mean all costs and expenses incurred by Landlord in connection with the completion of the Chiller Removal Work and the Roof Insulation Work including, without limitation: (i) Landlord’s out-of-pocket contract or purchase price(s) for materials, components, labor and services, (ii) Landlord’s architects’, engineers’, designers’, construction managers’ (which shall include a construction management fee payable to Landlord or an Affiliate of Landlord equal to three percent (3%) of the hard and soft costs of the Chiller Removal Work and the Roof Insulation Work) and consultants’ fees and costs and (iii) fees for all required permits and approvals (including all reasonable legal fees and costs in connection therewith).

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, or (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises.

“Transfer Deemed Approval Requirements” has the meaning set forth in Section 18 of this Lease.

“Transfer Transaction Expenses” means the reasonable out-of-pocket costs and expenses incurred by Tenant in effectuating a Transfer for tenant improvements, allowances, brokerage commissions, legal fees, concessions and other reasonable Transfer related expenses (which expenses shall be allocated evenly over the length of the term of the sublease or the remaining Term, in the event of an assignment).

EXHIBIT “A”

PLAN SHOWING PREMISES

[SEE ATTACHED]

EXHIBIT “B”

BUILDING RULES

1. Any sidewalks, lobbies, passages and stairways shall not be obstructed or used by Tenant for any purpose in violation of Law. Landlord shall in all cases retain the right to control or prevent access by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, peace or character of the Premises.

2. The toilet rooms, toilets, urinals, sinks, faucets, plumbing or other service apparatus of any kind shall not be used for any purposes other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith or left in any lobbies, passages, elevators or stairways in violation of Law.

3. Tenant shall not impair in any way the fire safety system and shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord in its commercially reasonable discretion or by any governmental agency.

4. Intentionally omitted.

5. Without Landlord’s prior written consent, Tenant shall not hang, install, mount, suspend or attach anything from or to any sprinkler, plumbing, utility or other lines. If Tenant hangs, installs, mounts, suspends or attaches anything from or to any doors, windows, walls, floors or ceilings, Tenant shall spackle and sand all holes and repair any damage caused thereby or by the removal thereof at or prior to the expiration or termination of the Lease. If Tenant elects to seal the floor, Tenant shall seal the entire unfinished floor area within the Building.

6. Intentionally omitted.

7. Except as otherwise permitted in the Lease, Tenant shall not use nor keep in or about the Premises any matter having an offensive odor, nor explosive or highly flammable material.

8. Landlord shall have the right to prevent and to cut off the transmission of excessive or dangerous current of electricity into or through the Building or the Premises, and further to require compliance with such reasonable rules as Landlord may establish relating thereto, and in the event of non-compliance with the requirements or rules, Landlord shall have the right to do what it considers reasonably necessary to remove the danger. All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where reasonably required by Landlord, with the number of the office to which said wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating same.

9. Tenant shall not place weights anywhere beyond the safe carrying capacity of the Building.

10. The use of rooms as sleeping quarters is strictly prohibited at all times.

11. Tenant shall comply with all reasonable parking regulations promulgated by Landlord from time to time for the orderly use of the vehicle parking areas, including, without limitation, the following: Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft. Any vehicle which violates the parking regulations may be cited and towed at the expense of the owner. All vehicles shall follow Landlord’s designated points of entrance and exit and turn-arounds and circulation routes for the Premises.

12. If Landlord designates the Building as a non-smoking building, Tenant and its Agents shall not smoke in the Building.

13. Intentionally omitted.

14. Upon request, Tenant shall provide Landlord with a written identification of any vendors engaged by Tenant to perform services for Tenant at the Premises (examples: cleaners, security guards/monitors, trash haulers, telecommunications installers/maintenance).

15. Tenant shall comply with any reasonable move-in/move-out rules provided by Landlord.

16. Tenant shall cause all of Tenant’s Agents to comply with these Building Rules.

17. Landlord reserves the right to rescind, suspend or modify any rules or regulations and to make such other reasonable rules and regulations as, in Landlord’s reasonable judgment, may from time to time be needed for the safety, care, maintenance, operation and cleanliness of the Premises. Notice of any action by Landlord referred to in this section, given to Tenant, shall have the same force and effect as if originally made a part of the foregoing Lease. New rules or regulations will not, however, (i) be unreasonably inconsistent with the proper and rightful enjoyment of the Premises by Tenant under the Lease or (ii) materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease.

18. In the event of any conflict between these Building Rules and the terms, conditions and provisions of the foregoing Lease, the terms, conditions and provisions of the foregoing Lease shall control in all respects.

EXHIBIT “C”

LANDLORD’S WORK

Roof and Utility Yard Work

1.	Remove from utility yard three (3) chillers, piping, ductwork, electrical cabinets and wiring associated with the chillers (the “Chiller Removal Work”).

2.	Remove All air handlers, piping, piping support from roof.

3.	Remove all sleepers from rooftop.

4.	Remove all roof curbs.

5.	Infill openings in roof, paint underside of panels.

6.	Install Firestone 60mil white TPO roof membrane.

7.	Add additional roof insulation for a total roof assembly R value of 30 (the “Roof Insulation Work”).

Landscaping & Parking Work

1.	Install updated drought-tolerant plantings from the curb cut closest to main entry doors east to edge of the Premises as well as associated irrigation and controls along Automation Parkway.

2.	Expand exterior patio amenity on the east side of the Building with decomposed granite on the south side of the outdoor patio to expand seating area.

3.	Apply crack seal, coat and restripe the parking areas within the Premises.

4.	Grind and remove 2” of paving in lot area parallel with Automation Parkway and repave.

Elevator Work

1.	Replace interior elevator panels.

2.	Obtain new state elevator inspection for such interior panel replacement.

EXHIBIT “D”

PERMITTED SIGNAGE

Tenant shall have the exclusive right, at Tenant’s sole cost and expense, to install and maintain (A) signage with Tenant’s name and logo on the exterior of the Building, and (B) directional signage at the Premises (collectively, the “Exterior Signs”), subject to the following terms and conditions: (i) the size, location and illumination of the Exterior Signs shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) prior to the installation of any Exterior Sign, Tenant shall deliver to Landlord complete engineering plans for the installation of such Exterior Sign for Landlord’s review and approval; (iii) prior to the installation of any Exterior Sign, Tenant shall obtain all required Permits therefor and shall submit copies of the same to Landlord; (iv) Tenant shall repair all damage to the Premises caused by the installation of the Exterior Signs; (v) Tenant shall Maintain the Exterior Signs in good condition and in accordance with all applicable Laws throughout the Term; (vi) if any Exterior Sign is illuminated, Tenant shall be solely responsible for all utility costs (including installation and consumption costs) for such Exterior Sign; and (vii) upon the expiration or earlier termination of this Lease, Tenant shall remove the Exterior Signs and shall repair all damage occasioned thereby and restore the affected areas of the Premises to the condition that existed prior to the installation of the Exterior Signs, reasonable wear and tear excepted, which obligation shall survive the expiration or earlier termination of this Lease. In the event that any Exterior Sign is not so removed or any damage caused by the removal is not so repaired and the affected area of the Premises is not restored to the condition that existed prior to the installation of such Exterior Sign, Landlord may remove and dispose of such Exterior Sign, and/or repair such damage, as Landlord determines in its sole discretion, the cost of such removal, disposal and repair to be charged to Tenant together with the Administrative Fee.

Tenant shall also have the exclusive right, at Tenant’s sole cost and expense, to install and maintain panel signage on the existing monument sign at the Premises (the “Monument Panel”), subject to the following terms and conditions: (i) the size, location and illumination of the Monument Panel shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) prior to the installation of the Monument Panel, Tenant shall obtain all required Permits therefor and shall submit copies of the same to Landlord; (iii) Tenant shall repair all damage to the monument sign caused by the installation of the Monument Panel; (iv) Tenant shall Maintain the Monument Panel in good condition and in accordance with all applicable Laws throughout the Term; and (v) upon the expiration or earlier termination of this Lease, Tenant shall remove the Monument Panel and shall repair all damage occasioned thereby and restore the affected area of the Premises and monument sign to the condition that existed prior to the installation of the Monument Panel, reasonable wear and tear excepted, which obligation shall survive the expiration or earlier termination of this Lease. In the event that the Monument Panel is not so removed or any damage caused by the removal is not so repaired and the affected area of the Premises and monument sign are not restored to the condition that existed prior to the installation of the Monument Panel, Landlord may remove and dispose of the Monument Panel, and/or repair such damage, as Landlord determines in its sole discretion, the cost of such removal, disposal and repair to be charged to Tenant together with the Administrative Fee.

EXHIBIT “E”

LETTER OF CREDIT REQUIREMENTS

1. The Letter of Credit shall be clean, irrevocable and unconditional, in accordance with industry standards for commercial real estate lease transactions.

2. The Letter of Credit shall be in the amount specified in Section 1(j) of the Lease, subject to reduction pursuant to Section 27.

3. Except as may be otherwise set forth in the Lease, the Letter of Credit shall be issued by a national bank that accepts facsimile draws or has a banking office capable of payment of letters of credit within a thirty (30) mile radius of the Building, and has a Bank Financial Strength Rating of BBB+ or better by Standard & Poor’s Investor Services. The identity of the issuing bank shall be reasonably satisfactory to Landlord.

4. The Letter of Credit shall have an expiration date no earlier than the first (1st) anniversary of the date of its issuance, and shall provide for its automatic renewal from year to year unless terminated by the issuing bank by notice to Landlord given not less than sixty (60) days prior to its expiration date by prepaid overnight delivery service or by registered or certified mail. The final expiration date of the Letter of Credit and all renewals thereof shall be no earlier than sixty (60) days following the end of the Term unless expressly provided otherwise in the Lease.

5. The Letter of Credit shall be issued in favor of Landlord and shall be effective immediately upon its issuance.

6. The Letter of Credit shall allow for draws to be made at sight on a draft drawn under the Letter of Credit in a form which has been approved by Landlord. It shall allow for one (1) draw in the whole amount of the Letter of Credit or multiple partial draws. Except as may be otherwise agreed to in writing by Landlord, Landlord shall not, as a condition to any draw, be required to deliver any certificate, affidavit or other writing to the issuer expressing the basis for the draw; provided, that, as and to the extent required by the issuing bank, Landlord shall represent that it is entitled to draw on the Letter of Credit pursuant to the terms of this Lease.

7. The Letter of Credit shall be transferable to any successor Landlord and/or Landlord’s lenders at no cost to Landlord.

8. The Letter of Credit shall be governed by the International Standby Practices ISP98 published by the International Chamber of Commerce and the United Nations Convention on Independent Guarantees and Standby Letters of Credit. Alternately, if approved by Landlord and if required by either the issuing bank or the confirming bank, the Uniform Customs and Practices for Documentary Credits published by the International Chamber of Commerce may be substituted for the ISP98 to the extent such Customs and Practices are not inconsistent with the criteria set forth in this Exhibit “E”.

9. The Letter of Credit shall otherwise be in such form, and shall be subject to such additional requirements, as Landlord may reasonably require.

10. Landlord may, but shall not be required to, accept a letter of credit not otherwise meeting the criteria set forth above.

EXHIBIT “F”

FORM OF LETTER OF CREDIT (SILICON VALLEY BANK)

[SEE ATTACHED]

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER _____________

ISSUE DATE: ______________

ISSUING BANK:

SILICON VALLEY BANK

3003 TASMAN DRIVE

2ND FLOOR, MAIL SORT HF210

SANTA CLARA, CALIFORNIA 95054

BENEFICIARY:

EXTER 1710 AUTOMATION, LLC

101 WEST ELM STREET, SUITE 600

CONSHOHOCKEN, PA 19428

ATTN: CHIEF FINANCIAL OFFICER

APPLICANT:

QUANTUMSCAPE BATTERY, INC.

1730 TECHNOLOGY DRIVE

SAN JOSE, CA 95110

AMOUNT: US$9,500,000.00 (NINE MILLION FIVE HUNDRED THOUSAND AND 00/100 U.S. DOLLARS)

EXPIRATION DATE:	_____________(1 YR. FROM ISSUANCE)

PLACE OF EXPIRATION: ISSUING BANK’S COUNTERS AT ITS ABOVE ADDRESS

DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF______ IN YOUR FAVOR AVAILABLE BY PAYMENT AGAINST YOUR PRESENTATION TO US OF YOUR SIGHT DRAFT DRAWN ON US AND THE FOLLOWING DOCUMENT:

BENEFICIARY’S SIGNED AND DATED STATEMENT STATING AS FOLLOWS:

“AN EVENT OF DEFAULT (AS DEFINED IN THE LEASE) HAS OCCURRED UNDER THAT CERTAIN LEASE AGREEMENT BETWEEN QUANTUMSCAPE BATTERY, INC, AS TENANT, AND BENEFICIARY AS LANDLORD, AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED TO DATE. THE UNDERSIGNED HEREBY CERTIFIES THAT: (I) THE UNDERSIGNED IS AN AUTHORIZED REPRESENTATIVE OF LANDLORD; (II) LANDLORD IS THE BENEFICIARY OF LETTER OF CREDIT NO. SVBSF _______________ ISSUED BY SILICON VALLEY BANK; AND (III) LANDLORD IS AUTHORIZED TO DRAW DOWN ON THE LETTER OF CREDIT PURSUANT TO THE TERMS OF THE LEASE. THE AMOUNT HEREBY DRAWN UNDER THE LETTER OF CREDIT IS US$______________, WITH PAYMENT TO BE MADE TO THE FOLLOWING ACCOUNT: [INSERT WIRE INSTRUCTIONS (TO INCLUDE NAME AND ACCOUNT NUMBER OF THE BENEFICIARY)].”

DRAFT MUST BE MARKED: “DRAWN UNDER SILICON VALLEY BANK, IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF_____ DATED __________.”

PARTIAL DRAWS AND MULTIPLE PRESENTATIONS ARE ALLOWED.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR ADDITIONAL PERIODS OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST 60 DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE SEND TO YOU A NOTICE BY REGISTERED OR CERTIFIED MAIL OR PREPAID OVERNIGHT DELIVERY SERVICE AT THE ABOVE ADDRESS THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE THEN CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND _______________. IN THE EVENT WE SEND SUCH NOTICE OF NON-EXTENSION, YOU MAY DRAW HEREUNDER BY YOUR PRESENTATION TO US OF YOUR SIGHT DRAFT AND YOU’ YOUR SIGNED AND DATED STATEMENT STATING THAT YOU HAVE RECEIVED A NON-EXTENSION NOTICE FROM SILICON VALLEY BANK IN RESPECT OF LETTER OF CREDIT NO. SVBSF _____________, YOU ARE DRAWING ON SUCH LETTER OF CREDIT FOR US$_____________, AND YOU HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT ACCEPTABLE TO YOU.

ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF THE REQUIRED DOCUMENTS ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT: SILICON VALLEY BANK, 3003 TASMAN DRIVE, MAIL SORT HF 210, SANTA CLARA, CA 95054, ATTENTION: GLOBAL TRADE FINANCE. AS USED IN THIS LETTER OF CREDIT, “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN THE STATE OF CALIFORNIA ARE AUTHORIZED OR REQUIRED BY LAW TO CLOSE.

FACSIMILE PRESENTATIONS ARE ALSO PERMITTED. EACH FACSIMILE TRANSMISSION SHALL BE MADE AT: (408) 496-2418 OR (408) 969-6510; AND UNDER CONTEMPORANEOUS TELEPHONE ADVICE TO: (408)450-5001 OR (408)654-7176, ATTENTION: GLOBAL TRADE FINANCE. ABSENCE OF THE AFORESAID TELEPHONE ADVICE SHALL NOT AFFECT OUR OBLIGATION TO HONOR ANY DRAW REQUEST.

THIS LETTER OF CREDIT IS TRANSFERABLE IN WHOLE BUT NOT IN PART ONE OR MORE TIMES, BUT IN EACH INSTANCE ONLY TO A SINGLE BENEFICIARY AS TRANSFEREE AND FOR THE THEN AVAILABLE AMOUNT, ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATION, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U.S. DEPARTMENT OF TREASURY AND U.S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ALL AMENDMENTS, IF ANY, TO THIS LETTER OF CREDIT MUST BE SURRENDERED TO US AT OUR ADDRESS INDICATED IN THIS LETTER OF CREDIT TOGETHER WITH OUR TRANSFER FORM ATTACHED HERETO AS EXHIBIT A DULY EXECUTED. APPLICANT SHALL PAY OUR TRANSFER FEE OF 1⁄4 OF 1% OF THE TRANSFER AMOUNT (MINIMUM US$250.00 WITH A CAP OF $1,000.00 PER OCCURANCE) UNDER THIS LETTER OF CREDIT. EACH TRANSFER SHALL BE EVIDENCED BY EITHER (1) OUR ENDORSEMENT ON THE REVERSE OF THE LETTER OF CREDIT AND WE SHALL FORWARD THE ORIGINAL OF THE LETTER OF CREDIT SO ENDORSED TO THE TRANSFEREE OR (2) OUR ISSUING A REPLACEMENT LETTER OF CREDIT TO THE TRANSFEREE ON SUBSTANTIALLY THE SAME TERMS AND CONDITIONS AS THE TRANSFERRED LETTER OF CREDIT (IN WHICH EVENT THE TRANSFERRED LETTER OF CREDIT SHALL HAVE NO FURTHER EFFECT).

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER __________________

EXHIBIT A

FORM OF TRANSFER FORM

DATE: ____________________

TO: SILICON VALLEY BANK
3003 TASMAN DRIVE	RE: IRREVOCABLE STANDBY LETTER
OF CREDIT
SANTA CLARA, CA 95054	NO. _____________ ISSUED BY
ATTN: GLOBAL TRADE FINANCE	SILICON VALLEY BANK,
SANTA CLARA
STANDBY LETTERS OF CREDIT	L/C AMOUNT:

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECTLY TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO EITHER (1) ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER, OR (2) ISSUE A REPLACEMENT LETTER OF CREDIT TO THE TRANSFEREE ON SUBSTANTIALLY THE SAME TERMS AND CONDITIONS AS THE TRANSFERRED LETTER OF CREDIT (IN WHICH EVENT THE TRANSFERRED LETTER OF CREDIT SHALL HAVE NO FURTHER EFFECT).

SINCERELY,

(BENEFICIARY’S NAME)

(SIGNATURE OF BENEFICIARY)

(NAME AND TITLE)

SIGNATURE AUTHENTICATED

The name(s), title(s), and signature(s) conform to that/those on file with us for the company and the signature(s) is/are authorized to execute this instrument.

(Name of Bank)

(Address of Bank)

(City, State, ZIP Code)

(Authorized Name and Title)

(Authorized Signature)

(Telephone number)

EXHIBIT “G”

APPROVED TENANT IMPROVEMENTS

[Redacted]

EXHIBIT “H”

MINIMUM MAINTENANCE SPECIFICATIONS

Fire & Life Safety

•	Annual Fire Alarm monitoring

•	Annual Sprinkler and Fire Pump inspections (Tenant may require more due to specific insurance carrier requirements)

Roof

•	Quarterly roof inspection by qualified roofing contractor, including drain check

Parking Lot

•	Quarterly parking lot sweep by qualified commercial sweeping company

•	Snow and ice removal (if applicable)

Exterior Window Cleaning

•	Quarterly exterior window cleaning at entrances

HVAC

•	Service contract with licensed HVAC contractor shall include routine maintenance and service on all HVAC equipment including the following:

•	Quarterly Preventative Maintenance on roof top units (checking belts on fans, voltage, etc.)

•	Filter changes

•	Coil and Condenser Cleaning

General/ Miscellaneous Maintenance

•	Monthly property inspections

•	Inspect exterior of building checking for any deficiencies

•	Inspect parking lots for asphalt condition, cracks, any deficiencies

•	Inspect Mechanical and Pump Rooms

•	Exterior Lighting

•	Perform monthly audit on exterior lighting and make repairs as necessary

Landscaping

•	Mow and Trim Turf with bed maintenance (pulling weeds and spraying for weeds), as necessary

•	Trash policing while onsite mowing

•	Turf Fertilization twice per year

•	Turf Broadleaf Weed Spray twice per year

•	Turf Crabgrass Application once per year

•	Spring Cleanup/Pine Straw

•	Tree and Shrub Pruning twice per year (as needed)

•	Tree and Shrub Spraying/IPM twice per year

•	Leaf Removal once per year (more if needed)

•	Pavement Vegetation Spray approximately 10 times per year

•	Deer, mouse, vole, groundhog prevention/mitigation

EXHIBIT “I”

EXAMPLE FORM OF ROOF WARRANTY

[SEE ATTACHED]

FIRESTONE WARRANTY GENERAL TERMS, CONDITIONS, AND LIMITATIONS Warranty No: Project No: Start Date: Building Identification: Building Address: Building Owner: Installing Contractor: Subject to the terms, conditions, and limitations set forth herein, Firestone Building Products Company, LLC, an Indiana limited liability company (“Firestone”), provides the Building Owner (“Owner”) named above with this Limited Warranty for the Firestone provided System(s) or Material(s) set forth herein. This Limited Warranty consists of multiple pages, all of which comprise the express terms and conditions of the warranty herein. Additional requirements, terms, conditions, exceptions, and limitations are defined in subsequent pages. In the event that inconsistencies exist between the General Terms, Conditions, and Limitations listed below and the Terms, Conditions, and Limitations in subsequent pages, the subsequent pages will prevail. GENERAL TERMS, CONDITIONS, AND LIMITATIONS Payment Required. Firestone shall have no obligation under this Limited Warranty unless and until Firestone and the licensed applicator have been paid in full for all materials, supplies, services, approved written change orders, warranty costs and other costs which are included in, or incidental to, the System or Materials. In the event that repairs not covered by this Limited Warranty are necessary in the future, Firestone reserves the right to suspend this Limited Warranty until such repairs have been completed and the licensed applicator and/or Firestone has been paid in full for such repairs. Exclusions. Firestone shall have no obligation under this Limited Warranty, or any other liability, now or in the future if a claim or damage is caused by: Natural forces, disasters, or acts of God including, but not limited to, fires, hurricanes (regardless of wind speed), tornadoes, microbursts, wind-blown debris, lightning, earthquakes, volcanic activity, atomic radiation, insects or animals; Act(s), conduct or omission(s) by any person, or act(s) of war, terrorism or vandalism, which damage the System or Materials or which impair the System’s or Material’s ability to perform properly; Failure by Owner to use reasonable care in maintaining the System or Materials. Said maintenance to include, but not be limited to, those items listed in the current version of the Firestone Owner’s Manual available at www.firestonebpco.com; Deterioration, defects or failure of building components, including, but not limited to, the substrates, structural elements, walls, mortar, HVAC units, skylights, foundation settlement, or the failure of wood nailers to remain attached to the structure; Construction generated moisture, condensation or infiltration of moisture in, from, through or around the walls, copings, rooftop hardware or equipment, skylights, building structure or underlying or surrounding materials; Acid, oil, harmful chemicals or the reactions between them; Alterations or repairs to the System or Materials that are not completed in accordance with Firestone specifications, not completed by a Firestone-licensed applicator and/or completed without proper notice to Firestone Warranty Services; The design of the System: Firestone does not undertake any analysis of the architecture or engineering required to evaluate what type of System, Installation or Material is appropriate for a building and makes no warranty express or implied as to the suitability of its Products for any particular structure. Such a determination is the responsibility of the architect, engineer or design professional; Improper selection of materials for the assembly or the failure to accurately calculate wind uplift and/or applicable design loads; Deterioration to metal materials and accessories caused by marine salt water, atmosphere, or by the regular spray of either salt or fresh water; Failure of any non-Firestone brand materials used in the System or Installation not specifically accepted in writing by Firestone to be included in warranty coverage; or, Change in building use or purpose. Overburden. Owner shall be responsible for the costs associated with the removal and replacement, as well as any damage caused by the removal and replacement, of any overburden, superstrata or overlays, either permanent or temporary, which include but are not limited to: structures or assemblies added after installation, fixtures or utilities on or through the System or Material, support platforms or bases for Photovoltaic (PV) Arrays (aka – Solar Panels), Garden Roofs, Decks, Patios or any other obstacles that impede access, clear observation, investigation or repairs to the System or Materials, excluding ballast or pavers accepted by Firestone or overburden specifically included in subsequent pages of this Limited Warranty. Term. The term of this Limited Warranty shall be for the period set forth above and in subsequent pages of this document and shall not be extended under any circumstances without Firestone’s written approval. Access. During the term of this Limited Warranty, Firestone’s designated representatives or employees shall have free access to the Installation location for inspection, audit, or repair purposes during regular business hours. In the event that access is limited due to security or other restrictions, Owner shall reimburse Firestone for all reasonable costs incurred during inspection and/or repair of the System or Materials that are due to delays associated with said restrictions. Waiver & Severability. Firestone’s failure to enforce any of the terms or conditions stated herein shall not be construed as a waiver of such provision or of any other terms and conditions of this Limited Warranty. If any portion of this Limited Warranty is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force. Disputes. Any dispute, controversy or claim between Owner and Firestone concerning this Limited Warranty, or relating to any Material supplied or specifically required by Firestone, shall be submitted to mediation in Davidson County, Tennessee. In the event that Owner and Firestone do not resolve the dispute, controversy or claim in mediation, Owner and Firestone agree that neither party will commence or prosecute any suit, proceeding or claim other than in the state and federal courts located in Davidson County, Tennessee. Each party irrevocably consents to the jurisdiction and venue of the above-identified courts. Owner hereby releases Firestone from all liability to Owner’s insurance carrier or to anyone claiming under or through Owner by reason of subrogation or otherwise. Governing Law. This Limited Warranty shall be governed by and construed in accordance with the laws of the state of Tennessee without regard to its rules on conflicts of laws. FIRESTONE DOES NOT WARRANT PRODUCTS INCORPORATED OR UTILIZED IN THIS INSTALLATION THAT WERE NOT FURNISHED BY FIRESTONE. FIRESTONE SPECIFICALLY DISCLAIMS LIABILITY UNDER ANY THEORY OF LAW ARISING OUT OF THE INSTALLATION OF, PERFORMANCE OF, OR DAMAGES SUSTAINED BY OR CAUSED BY, PRODUCTS NOT FURNISHED BY FIRESTONE. THIS LIMITED WARRANTY SUPERSEDES AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND FIRESTONE HEREBY DISCLAIMS ALL SUCH WARRANTIES. THIS LIMITED WARRANTY SHALL BE OWNER’S SOLE AND EXCLUSIVE REMEDY AGAINST FIRESTONE AND FIRESTONE SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR OTHER DAMAGES INCLUDING, BUT NOT LIMITED TO LOSS OF PROFITS OR DAMAGES TO THE BUILDING OR ITS CONTENTS, SUBSTRATES, OR THE ROOF DECK. THIS LIMITED WARRANTY CANNOT BE AMENDED, ALTERED, OR MODIFIED IN ANY WAY EXCEPT IN WRITING SIGNED BY AN AUTHORIZED OFFICER OF FIRESTONE. NO OTHER PERSON HAS ANY AUTHORITY TO BIND FIRESTONE WITH ANY REPRESENTATION OR WARRANTY WHETHER ORAL OR WRITTEN. THIS WARRANTY INSTRUMENT CONSISTS OF MULTIPLE PAGES, ALL OF WHICH ARE PART OF THIS DOCUMENT. ADDITIONAL REQUIREMENTS ARE DEFINED IN SUBSEQUENT PAGES. Firestone Building Products Company 200 4th Avenue South • Nashville, TN 37201 800-428-4442 • firestonebpco.com 1001.002.2019

FIRESTONE RED SHIELDTM ROOFING SYSTEM LIMITED WARRANTY Warranty No: Project No: Start Date: Building Identification: Building Address: Building Owner: Installing Contractor: Roof Area Warranted Red Shield – Material Type – XX Years – 55 MPH – Hail Square Footage: XXXXX Firestone Building Products Company, LLC, an Indiana limited liability company (“Firestone”), warrants to the Building Owner (“Owner”) named above that Firestone will, subject to the Terms, Conditions, and Limitations set forth herein, provide labor and material during the warranty period indicated above to repair any leak in the Firestone Roofing System (“System”) caused by deterioration in the Firestone brand materials due to: (1) normal weathering, (2) manufacturing defects, or (3) workmanship in the application of the System. TERMS, CONDITIONS, AND LIMITATIONS Products Covered. The System shall mean only the Firestone branded roofing membranes, Firestone branded roofing insulations, Firestone branded roofing metal, and other Firestone branded roofing accessories when installed in accordance with Firestone technical specifications by a Firestone-licensed applicator. Any materials not manufactured or supplied by Firestone are not covered under this Red ShieldTM Roofing System Limited Warranty (“Limited Warranty”). Notice. In the event that a leak occurs in the System, Owner must give notice to Firestone Warranty Services in writing or by telephone within thirty (30) days of the occurrence of the leak. By so notifying Firestone, Owner authorizes Firestone or its designee to investigate the cause of the leak at its option. Investigation. Should the investigation reveal that the leak is excluded under the Terms, Conditions, and Limitations set forth herein, Owner shall be responsible for payment of the investigation costs. Failure by Owner to pay for these costs shall render this Limited Warranty null and void. Owner is responsible for completing repairs not covered by this Limited Warranty to be made at Owner’s expense that will permit this Limited Warranty to remain in effect for the unexpired portion of its term. Failure by Owner to make these repairs in a reasonable manner using a Firestone-licensed applicator and within sixty (60) days shall render this Limited Warranty null and void. No Dollar Limit (NDL). If upon investigation, Firestone determines that the leak is not excluded under the Terms, Conditions, and Limitations set forth herein, Owner’s sole and exclusive remedy and Firestone’s total liability shall be limited to the repair of the leak. There is no dollar limit placed on the cost to repair a warranted leak. Exclusions. Firestone shall have no obligation under this Limited Warranty, or any other liability, now or in the future, if a leak or damage is caused by: Hail greater than 2.0” in diameter; Winds of peak gust speed at or in excess of 55 MPH calculated at ten (10) meters above ground using available meteorological data (all associated building components, including but not limited to the deck substrate, joists, columns and foundation, must also meet wind speed design requirements); Storage of materials or equipment on the roof not specifically accepted in writing by Firestone; Damage to the roof incurred during breach, rupture or failure of any building envelope component during a flood or wind event not covered under warranty; or, Failure to give proper notice as set forth in paragraph above. Transfer. This Limited Warranty shall be transferable and assignable subject to Owner’s payment of the current transfer fee set by Firestone. Alteration. Owner shall notify Firestone in writing upon making any alterations to the System, or installing any structures, fixtures, or utilities on or through the System after installation, including, but not limited to, Photovoltaic (PV) Arrays, Garden Roofs, Decks, Patios, and areas intended for public access. Failure to obtain Firestone’s approval for a roof modification, or failure to provide required documentation, shall render this Limited Warranty null and void. FIRESTONE BUILDING PRODUCTS COMPANY, LLC By: Authorized SAMPLE Signature: Title: THIS WARRANTY INSTRUMENT CONSISTS OF MULTIPLE PAGES, ALL OF WHICH ARE PART OF THIS DOCUMENT. ADDITIONAL REQUIREMENTS ARE DEFINED IN SUBSEQUENT PAGES. 1003.002.2019

EXHIBIT “J”

FORM OF GUARANTY

[SEE ATTACHED]

GUARANTY

In consideration of, and as an inducement for the granting, execution and delivery of the foregoing Lease Agreement dated ______________________, 2021 (“Lease”), by EXETER 1710 AUTOMATION, LLC, a Delaware limited liability company, the Landlord therein named (“Landlord”), to QUANTUMSCAPE BATTERY, INC., a Delaware corporation, the Tenant therein named (“Tenant”), and other good and valuable consideration, QUANTUMSCAPE CORPORATION, a Delaware corporation (“Guarantor”), hereby guarantees to Landlord, its successors and assigns, the full and prompt payment of rent, including, but not limited to, the Minimum Annual Rent (as defined in the Lease) and additional rent and any and all other sums and charges payable by Tenant, its successors and assigns under said Lease, and full performance and observance of all the covenants, terms, conditions and agreements therein provided to be performed and observed by Tenant, its successors and assigns under the Lease. In the event that Tenant fails in the payment of any amounts, payable by Tenant under said Lease, or fails in the performance of any of the terms, covenants, provisions or conditions contained in said Lease, Guarantor will forthwith pay such amount to Landlord and any arrears thereof, and will forthwith faithfully perform and fulfill all of such terms, covenants, conditions and provisions.

This Guaranty is an absolute and unconditional guaranty of payment and of performance. It shall be enforceable against Guarantor, its successors and assigns, without the necessity for any suit or proceedings on Landlord’s part of any kind or nature whatsoever against Tenant, its successors and assigns, and without the necessity of any notice of non-payment, nonperformance or non-observance or any notice of acceptance of this Guaranty or any other notice of demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives; and Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected or impaired by reason of the assertion or the failure to assert by Landlord against Tenant, or Tenant’s successors and assigns, of any of the right or remedies of Landlord pursuant to the provisions of the said Lease.

The Guaranty shall be a continuing guaranty, and the liability of Guarantor hereunder shall in no way be affected, modified or diminished by reason of any assignment (except in the event that Landlord has expressly consented in writing (in a document separate from the Lease) to an assignment or other transfer under which Tenant or an affiliate thereof retains no liability or obligations under the Lease), modification or extension of the Lease or by reason of any modification or waiver of or change in any of the terms, covenants, conditions or provisions of said Lease, or by reason of any extension of time that may be granted by Landlord to Tenant, its successors or assigns, or by reason of any dealings or transactions or matter or things occurring between Landlord and Tenant, its successors or assigns whether or not notice thereof is given to Guarantor.

If any Letter of Credit (as defined in the Lease) as required by Landlord pursuant to and in accordance with the terms and conditions of the Lease is issued for the account of Guarantor, on behalf of Tenant, Guarantor acknowledges and agrees that, notwithstanding anything to the contrary set forth in the Lease, herein or at law, Landlord shall have no obligation to provide notice to or otherwise pursue any remedy against Guarantor prior to making a drawing under the Letter of Credit. If Landlord makes a drawing under such Letter of Credit and Guarantor advances any sums to Tenant or on Tenant’s behalf, such sums shall be subordinate in all respects to the amounts then or thereafter due and owing to Landlord by Tenant. Any delivery of and/or drawing under such Letter of Credit shall in no way limit, reduce or satisfy Guarantor’s liabilities and/or obligations under this Guaranty.

In any action brought to enforce any covenant, term or condition of this Guaranty, reasonable attorneys’ fees shall be awarded to the prevailing party, measured by the extent that such party in fact prevails in the action as determined by the extent it in fact succeeds in each claim or defense asserted by it (“Prevailing Party Fees”).

From time to time, as may be reasonably necessary while this Guaranty remains in full force and effect, Guarantor agrees to certify to any prospective mortgage lender of Landlord that this Guaranty remains in full force and effect.

TO THE EXTENT PERMITTED BY APPLICABLE LAWS, EACH OF GUARANTOR AND LANDLORD HEREBY WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT UNDER OR BY VIRTUE OF THIS GUARANTY.

If any provision of this Guaranty is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Guaranty shall remain in full force and effect.

Guarantor represents and warrants to Landlord that (a) Guarantor is duly formed, validly existing and in good standing under the laws of the state under which Guarantor is organized, and (b) the person(s) signing this Guaranty are duly authorized to execute and deliver this Guaranty on behalf of Guarantor.

This Guaranty shall be binding upon Guarantor and Guarantor’s heirs, administrators, executors, successors and assigns, as applicable, and shall inure to the benefit of Landlord, its successors and assigns, provided, however, Guarantor shall not be permitted to assign this Guaranty without the prior written consent of Landlord. Without limiting the generality of the preceding sentence, Guarantor specifically agrees that this Guaranty may be (a) freely assigned by Landlord and (b) enforced by Landlord’s mortgagee.

Guarantor agrees that this Guaranty shall be governed by and construed according to the laws of the state in which the Premises are located and Guarantor is subject to the jurisdiction of the court of the county or relevant political subdivision in which the Premises are located or of the federal district court in which the Premises are located.

Guarantor hereby waives, to the fullest extent permitted by law, all rights to require Landlord to (i) proceed against Tenant, (ii) proceed against or exhaust any collateral held by Landlord to secure the payment of Tenant’s obligations under the Lease or (iii) pursue any other remedy it may now or hereafter have against Tenant, including any and all benefits under California Civil Code Sections 2845, 2849 and 2850.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed as of the day and year set forth below.

DATE: _____________, 2021	GUARANTOR:

QUANTUMSCAPE CORPORATION,
a Delaware corporation

By:
Name:
Title: